Exhibit 2.1

ASSET PURCHASE AGREEMENT - LGP

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 7th day of August, 2013, with an effective date of August 7, 2013 (the “Effective Date”), by and among LEHIGH GAS PARTNERS LP, a Delaware limited partnership (“LGP”), LEHIGH GAS WHOLESALE LLC, a Delaware limited liability company (“LGW”), LGP REALTY HOLDINGS LP, a Delaware limited partnership (“LGP Realty”), and LEHIGH GAS WHOLESALE SERVICES, INC., a Delaware corporation (“LGWS and together with LGP, LGW and LGP Realty, collectively the “Purchaser”), on the one part, and CHRISTOPHER P. LIPOSKY, STEPHANIE R. LIPOSKY (together with Christopher P. Liposky, “Liposky”), ROGERS PETROLEUM, INC., a Tennessee corporation (“Rogers Petroleum”), D. C. ROGERS FAMILY LIMITED PARTNERSHIP, a Tennessee limited partnership (“RFLP”), KEYMAN LIMITED PARTNERSHIP #1, a Tennessee limited partnership (“Keyman 1”), KEYMAN LIMITED PARTNERSHIP #2, a Tennessee limited partnership (“Keyman 2”), KEYMAN LIMITED PARTNERSHIP #3, a Tennessee limited partnership (“Keyman 3”), and KEYMAN LIMITED PARTNERSHIP #6, a Tennessee limited partnership (“Keyman 6”), all having a principal office at 1634 West First North Street, Morristown, Tennessee 37814 (collectively the “Sellers” and individually a “Seller”), on the other part.

W I T N E S S E T H:

WHEREAS, Sellers presently own and operate various retail convenience stores, which include the retail sale of motor fuels, at various locations in Tennessee and Virginia and are in the process of selling all of their interest in the real and personal property comprising such stores; and

WHEREAS, certain of such stores are owned or leased by the respective Seller (the “Fee/Leased Locations”) or managed by the respective Seller (the “Managed Location” and, collectively with the Fee/Leased Locations, the “Locations”) as shown on Schedule A; and

WHEREAS, Purchaser desires to purchase from each applicable Seller, and each applicable Seller desires to sell to Purchaser, the fee or leasehold interest comprising the Fee/Leased Locations, and certain personal property used to operate the Locations which is owned by such Seller and situated at the Locations, subject to terms and conditions contained herein;

WHEREAS, simultaneously herewith, Rogers Petroleum, as seller, on the one part, and Lehigh Gas — Ohio, LLC (“LGO”), as purchaser, on the other part, are executing a certain Asset Purchase Agreement (the “LGO Asset Purchase Agreement”) pursuant to which, inter alia, the purchaser thereunder will, at closing thereunder, which shall be simultaneous with the Closing under this Agreement, purchase certain assets and assume certain liabilities from the seller thereunder in connection with the Locations; and

WHEREAS, the following capitalized terms used in this Agreement shall have the meanings set forth below:

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 2.4.

“Asset Purchase Price” has the meaning set forth in Section 2.1.

“Assets” has the meaning set forth in Section 1.1.

“Assignment and Assumption of Purchased Leases” has the meaning set forth in Section 4.3(b).

“Assignment and Assumption of Tenant Leases” has the meaning set forth in Section 4.3(c).

“Assignment of Fund Proceeds” has the meaning set forth in Section 4.3(g).

“Assignment of ROFR’s and Options” has the meaning set forth in Section 4.3(f).

“Assignment of Trade Names” has the meaning set forth in Section 4.3(e).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Basket” has the meaning set forth in Section 12.5.

“Bill of Sale” has the meaning set forth in Section 4.3(d).

“Books and Records” has the meaning set forth in Section 1.1(e).

“Cap” has the meaning set forth in Section 12.5.

“CERCLA” has the meaning set forth in Section 8.7(b).

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” has the meaning set forth in Section 5.10.

“Confidential Information” has the meaning set forth in Section 7.4.

“Confidentiality Agreement” has the meaning set forth in Section 7.4.

“Consents” has the meaning set forth in Section 7.3.

“Deeds” has the meaning set forth in Section 4.3(a).

“Deposit” has the meaning set forth in Section 2.2.

“Due Diligence Expiration Date” has the meaning set forth in Section 7.1.

“Effective Date” has the meaning set forth in the Preamble.

“Environmental Assets” has the meaning set forth in Section 8.7(d).

“Environmental Disclosures” has the meaning set forth in Section 8.7(a).

“Environmental Escrow” has the meaning set forth in Section 8.7(d).

“Environmental Escrow Agreement” has the meaning set forth in Section 8.7(d).

“Environmental Laws” has the meaning set forth in Section 8.7(b).

“ESA” has the meaning set forth in Section 7.1.

“Escrow Agent” has the meaning set forth in Section 2.2.

“Escrow Agreement” has the meaning set forth in Section 2.2.

“Excise Taxes” has the meaning set forth in Section 4.5.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Excluded Personal Property” has the meaning set forth in Section 1.2(i).

“Exclusion” has the meaning set forth in Section 8.7(e).

“Exxon Station Consent” has the meaning set forth in Section 4.3(t).

“Fee/Leased Locations” has the meaning set forth in the Preamble.

“Financial Information” has the meaning set forth in Section 5.9.

“FIRPTA” has the meaning set forth in Section 5.7.

“Fiscal Year” has the meaning set forth in Section 4.6.

“Freight Hauling Agreement” has the meaning set forth in Section 4.3(q).

“Fuel Equipment” has the meaning set forth in Section 1.1(d).

“Fund Proceeds” has the meaning set forth in Section 1.1(f).

“GAAP” has the meaning set forth in Section 5.9.

“Hazardous Substances” has the meaning set forth in Section 8.7(b).

“Indemnified Party” has the meaning set forth in Section 12.4.

“Indemnifying Party” has the meaning set forth in Section 12.4.

“Inspection Defects” has the meaning set forth in Section 7.1.

“Keyman 1” has the meaning set forth in the Preamble.

“Keyman 2” has the meaning set forth in the Preamble.

“Keyman 3” has the meaning set forth in the Preamble.

“Keyman 6” has the meaning set forth in the Preamble.

“Knowledge” means with respect to each Seller, the collective knowledge after due inquiry of Donald C. Rogers, Christopher P. Liposky and Dale Greer.

“Known Pollution” has the meaning set forth in Section 8.7(c).

“LGO” has the meaning set forth in the Preamble.

“LGO Asset Purchase Agreement” has the meaning set forth in the Preamble.

“Law” or “Laws” shall mean all applicable local, state, or federal laws, statutes, ordinances, or administrative or judicial decisions.

“Letter of Intent” has the meaning set forth in Section 2.5.

“Liposky” has the meaning set forth in the Preamble.

“Location” or “Locations” has the meaning set forth in the Preamble.

“LOI Payment” has the meaning set forth in Section 2.5.

“Loss Notice” has the meaning set forth in Section 12.4.

“Managed Location” has the meaning set forth in the Preamble.

“Material Adverse Change” has the meaning set forth in Section 9.2(g).

“Material Adverse Effect” has the meaning set forth in Section 9.2(g).

“Material Contracts” has the meaning set forth in Section 5.17.

“Matrix” has the meaning set forth in Section 8.5.

“New Pollution” has the meaning set forth in Section 8.7(e).

“New Title Defect” has the meaning set forth in Section 8.9.

“Non-Compete and Non-Solicitation Agreement” has the meaning set forth in Section 8.12.

“Notice Period” has the meaning set forth in Section 12.4.

“Permitted Encumbrances” means (i) real estate taxes assessed for the Fiscal Year in which the Closing takes place and not yet due and payable, which taxes shall be adjusted as provided in this Agreement; (ii) all building and zoning Laws, rules and regulations affecting the Purchased Owned Real Properties and Purchased Leased Real Properties; (iii) parties in possession other than the applicable Seller pursuant to the Tenant Leases; and (iv) existing easements for telephones and utilities and existing rights of way for public streets and highways.

“PLL Policy” has the meaning set forth in Section 8.7(e).

“Property and Business Studies and Analysis” has the meaning set forth in Section 7.1.

“Property Taxes” has the meaning set forth in Section 4.6.

“Purchased Leased Real Properties” has the meaning set forth in Section 1.1(a)(ii).

“Purchased Leases” has the meaning set forth in Section 1.1(a)(ii)

“Purchased Owned Real Properties” has the meaning set forth in Section 1.1(a)(i).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Agreed Damages” has the meaning set forth in Section 10.4.

“Purchaser Documents” has the meaning set forth in Section 6.1.

“Purchaser Indemnitees” has the meaning set forth in Section12.1.

“Purchaser Non-Compete Agreement” has the meaning set forth in Section 8.13.

“Purchaser’s Representatives” has the meaning set forth in Section 7.2.

“RCRA” has the meaning set forth in Section 8.7(b).

“Real Properties” has the meaning set forth in Section 1.1(a)(ii).

“Remedial Measures” has the meaning set forth in Section 8.7(c).

“RFLP” has the meaning set forth in the Preamble.

“ROFR’s and Options” has the meaning set forth in Section 1.1(h)

“Rogers Petroleum” has the meaning set forth in the Preamble.

“Seller” and “Sellers” have the meaning set forth in the Preamble.

“Sellers Agreed Damages” has the meaning set forth in Section 10.2.

“Seller Documents” has the meaning set forth in Section 5.1.

“Seller Employees” shall have the meaning set forth in Section 5.12.

“Sellers Indemnitees” has the meaning set forth in Section 12.2.

“Settlement Statement” has the meaning set forth in Section 4.3(h).

“Subway Leases” has the meaning set forth in Section 9.1(e).

“Tangible Personal Property” has the meaning set forth in Section 1.1(b).

“TDEC” means the Tennessee Department of Environment and Conservation.

“Tenant Leases” has the meaning set forth in Section 1.1(c).

“Title Commitment” and “Title Commitments” have the meaning set forth in Section 8.9.

“Title Company” has the meaning set forth in Section 8.9.

“Title Defect” has the meaning set forth in Section 8.9.

“Total Consideration” has the meaning set forth in Section 2.1.

“Unknown Pollution” has the meaning set forth in Section 8.7(e).

“UST Fund” has the meaning set forth in Section 8.7(b).

“Wholesale ROFO Agreement” has the meaning set forth in Section 4.3(r).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements and the definitions as set forth above and, which are incorporated in this Agreement as if set forth in the body into and made a part of this Agreement, and upon the terms and subject to the conditions hereinabove and hereinafter set forth, the parties hereto agree as follows:

I.                                        PURCHASE AND SALE OF ASSETS

1.1                               Assets to be Sold.  On the terms and subject to the conditions set forth in this Agreement, at Closing, Sellers shall sell, transfer and assign to Purchaser, and Purchaser shall purchase and receive from each Seller all of each Seller’s right, title and interest in and to the following properties, assets and rights related to or used or held for use in connection with the Locations as the same may exist as of Closing, except to the extent they are Excluded Assets (collectively, the “Assets”):

(a)                                 The following real property and interest therein:

(i)                                     Any real property owned by a Seller comprising the Locations more particularly described on Schedule 1.1(a)(i), together with all buildings and improvements erected thereon and any easements, rights-of-way or use, privileges, licenses, variances, non-conforming use rights, development rights and approvals, zoning rights and approvals, hereditaments, appurtenances, interests and other rights belonging to or inuring to the benefit of such parcel of land and any and all right, title and interest of the Seller in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, abutting or adjoining such parcels of land, subject only to the Permitted Encumbrances (collectively, the “Purchased Owned Real Properties”);

(ii)                                  Any real property leases, including all rights and interests of any Seller under any ground lease, with a Seller as lessee and a third party, unaffiliated with any Seller, as lessor (the “Purchased Leases”) more particularly described on Schedule 1.1(a)(ii), covering the Locations more particularly described on Schedule 1.1(a)(ii), (collectively, the “Purchased Leased Real Properties” and, together with the Purchased Owned Real Properties, the “Real Properties”);

(b)                                 All buildings and other improvements, together with all machinery, fixtures, equipment, car wash equipment, heating, plumbing, electrical, lighting, ventilating and air-conditioning equipment (excluding Fuel Equipment) owned by a Seller and now situated at the Locations (collectively, the “Tangible Personal Property”);

(c)                                  The leases and other agreements with tenants of the Real Properties, as listed on Schedule 1.1(c) (collectively, “Tenant Leases”);

(d)                                 All fuel fixtures and equipment now attached to or used in connection with the Purchased Owned Real Properties and Purchased Leased Real Properties, including without limitation all petroleum pumps and dispensers, underground and aboveground fuel storage tanks, canopies, fuel lines, fittings and connections used in the ordinary course of business to receive, store and/or dispense fuels as described on Schedule 1.1(d) (collectively, the “Fuel Equipment”);

(e)                                  All plans, specifications, construction documents, blueprints, real estate files, environmental studies and reports, inspection reports, surveys, underground storage tank registrations and reports, financial records (which shall consist of copies of such records for the past year and subsequent periods pertaining to the business conducted by Sellers at each Location), and government compliance files in any Seller’s possession or control now or as of the Closing related solely to any buildings and improvements at the Fee/Leased Locations or the Sellers’ operations at the Real Properties (collectively, the “Books and Records”);

(f)                                   Rights to proceeds from any state petroleum storage tank fund for claims relating to a Location, except those that relate to Remedial Measures (as defined in Section 8.7 below) previously paid for or accrued by a Seller for claims relating to a Location (the “Fund Proceeds”); and (ii) condemnation proceeds relating to a Location or access to or parking for a Location received by a Seller before or after the Effective Date of this Agreement that relate to relocation or repairs that have not been done by the Seller;

(g)                                  The trade names “Zoomerz,” “Zoomerz Freezie,” “The Original Energy Drink,” “PureJava,” and “Pure Java the Original Energy Drink” and all derivatives thereof, and any and all related trademarks and trade dress;

(h)                                 The rights of first refusal and/or purchase options as listed on the attached Schedule 1.1(h) (collectively, the “ROFR’s and Options”);

(i)                                     The Motor Fuel Supply Agreement (Branded) dated April 15, 2011, by and between Rogers Petroleum, Inc. and Mountain View Express, LLC (the “Mountain View Supply Agreement”); and

(j)                                    All other assets of Sellers, and rights, claims, causes of action, judgments and warranties (express or implied) in favor of the Sellers, relating to any or all of the Assets or otherwise relating to the operation of the Locations.

1.2                               Excluded Assets.  Except to the extent expressly set forth in a separate written agreement executed between Sellers and Purchaser making specific reference to this Agreement, Sellers and Purchaser expressly understand and agree that Sellers are not hereunder selling, assigning, transferring, conveying or delivering to Purchaser any assets, properties, rights, contracts or claims other than the Assets, including without limitation any of the following (collectively, the “Excluded Assets”):

(a)                                 All minute books and other corporate records of any Seller and its affiliates;

(b)                                 All insurance policies and proceeds thereof payable to a Seller or its affiliates (except to the extent of, and subject to, the provisions of this Agreement regarding a casualty loss to the Locations following the date hereof);

(c)                                  All cash, cash equivalents, refunds and accounts receivable of a Seller and its affiliates;

(d)                                 All tax refunds, credits and benefits with respect to the Assets to the extent the same relate to periods before the Closing;

(e)                                  Sellers’ beer permits and lottery agreements;

(f)                                   All trademarks, patents, copyrights and other intellectual property of a Seller and its affiliates, except the trade names “Zoomerz,” “Zoomerz Freezie,” “The Original Energy Drink,” “PureJava,” and “Pure Java the Original Energy Drink” and all derivatives thereof, and any and all related trademarks and trade dress, which are being conveyed to Purchaser as set forth in Section 1.1(g) above;

(g)                                  All deposits and prepaid expenses for which a Seller is not given credit pursuant to Section 4.7 hereof;

(h)                                 All properties, assets, rights and business interests of Sellers and their respective affiliates situated at sites other than the Locations;

(i)                                     All personal property owned by any third-party at the Locations as particularly identified on Schedule 1.2(i) as being vendor supplied or leased (the “Excluded Personal Property”);

(j)                                    All reimbursements to which any Sellers are entitled under any state petroleum storage tank fund for Remedial Measures (as defined in Section 8.7 below) previously paid for or accrued by Sellers for claims relating to a Location;

(k)                                 All records, files, ledgers, journals, tax returns, tax records, business and financial records, and the like of each Seller (excluding the Books and Records);

(l)                                     Rogers Petroleum’s wholesale gas distribution business, including its consignment sales operations, and all assets thereof, the Subway restaurants operated by Rogers Petroleum and all assets thereof, Rogers Petroleum’s agreement with Exxon-Mobil (subject to the Exxon Station Consent), Rogers Petroleum’s wholesale lubricants distribution business and Rogers Petroleum’s blending operation;

(m)                             The claim against the Town of Mosheim described in Schedule 5.4; and

(n)                                 The assets to be sold under the LGO Asset Purchase Agreement.

1.3                               Assumed Liabilities.  Subject to the limitations set forth herein and in Section 1.4 hereof, Purchaser hereby agrees, effective as of the Closing, to assume, pay, perform and discharge, according to their terms only (i) the obligations, conditions, covenants and agreements on the part of Sellers to be paid, performed and discharged under or relating to the Purchased Leases and Tenant Leases, to the extent the same arise or relate to events and circumstances occurring on and after the Closing; (ii) those liabilities set forth on Schedule 1.3; and (iii) those obligations to be assumed by Purchaser pursuant to Section 8.7 below (collectively, the “Assumed Liabilities”).  The Assumed Liabilities shall in no event include any Excluded Liabilities (as defined below) or any liabilities and obligations arising out of the foregoing in connection with any transactions or events occurring before the Closing (except as specifically provided in this Agreement) and, if applicable, any deposits under Tenant Leases not transferred to Purchaser pursuant to Section 4.7 hereof.

1.4                               Excluded Liabilities.  The transaction contemplated by this Agreement is the purchase and sale of assets and not a defacto merger of any Seller and Purchaser.  Purchaser is not a successor in interest to any Seller, and no Seller nor any officer, director or partner of any Seller shall have any continuing participation in the ownership or management of any Purchased Owned Real Properties and Purchased Leased Real Properties transferred hereunder.  Except for the Assumed Liabilities as specifically set forth in this Agreement, Sellers and Purchaser agree that Purchaser shall not assume or become liable for any debts, liabilities or obligations of any kind of any Seller existing on the Closing Date or thereafter incurred by any Seller, whether known or unknown, absolute or contingent, mature or unmatured, liquidated or unliquidated, or accrued or pending, including without limitation any debts, liabilities or obligations with respect to the Excluded Assets (collectively, the “Excluded Liabilities”).

II.                                   PURCHASE PRICE AND ESCROW

2.1                               Total Consideration.  As consideration for all the Assets, Purchaser shall pay to Sellers the sum of Twenty-One Million One Hundred Twenty-Five Thousand Dollars ($21,125,000.00) (the “Asset Purchase Price”), subject to adjustment as provided in this Agreement.  The aggregate consideration for the Assets is referred to as the “Total Consideration.”

2.2                               The Deposit.  Of the Asset Purchase Price, an earnest money deposit in the amount of Nine Hundred and Fifty Thousand Dollars ($950,000.00) (the “Deposit”) shall be paid by Purchaser within three (3) business days after the Effective Date to an escrow agent (the “Escrow Agent”) agreed upon by the parties in writing, by wire transfer to an account designated by Escrow Agent.  The Deposit shall be held by the Escrow Agent in escrow, subject to the terms of an escrow agreement in the form attached hereto as Exhibit 2.2 (the “Escrow Agreement”).  At the Closing, the Deposit and all accrued interest thereon will be disbursed to Sellers as a credit against the Total Consideration.  If the Closing does not occur, for any reason, the Deposit will be distributed according to Article X hereof.  All accrued interest on the Deposit will be delivered to Purchaser when the Deposit is distributed pursuant to Article X.

2.3                               Time and Method of Payment.  All payments by Purchaser to Sellers under this Agreement at Closing shall be made by wire transfer of immediately available funds to an account designated by Sellers before Closing for such purpose.

2.4                               Allocation.  The Total Consideration shall be allocated separately among the Assets as set forth on the attached Schedule 2.4 (the “Allocation”).  Subject to the requirements of any applicable tax Law (including Section 1060 of the IRS Tax Code) and the rulings of any applicable governmental agency, all tax returns and reports filed by Purchaser and Sellers shall be prepared consistently with the foregoing allocation.  Sellers and Purchaser each agree to notify the other in the event any adjustment is so required or imposed.

2.5                               Credit for LOI Payment.  Purchaser shall receive credit against the Total Consideration at Closing for the $50,000.00 Purchaser paid Sellers under the Letter of Intent (the “Letter of Intent”) between the parties dated May 24, 2013 (the “LOI Payment”).

III.                              Intentionally Omitted.

IV.                               CLOSING, DELIVERIES AND ADJUSTMENTS

4.1                               Closing.  Subject to the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article IX below and elsewhere in this Agreement (other than conditions with respect to actions the parties will take at Closing), the purchase and sale of the Assets (the “Closing”) shall occur on a date and time as designated in writing by Purchaser and Sellers, which shall be no later than September 30, 2013; provided, however, that in addition to the rights to extend Closing set forth in Sections 8.7(e) and 9.2(l) below, Sellers or Purchaser may with the consent of the other and by written notice to the other no later than five (5) business days before Closing, extend Closing fifteen (15) business days.  The Closing will be held at the offices of the Title Company or at such other location as the parties may agree, and to the extent feasible, the Closing will be held by Federal Express or the electronic exchange of documents in pdf format or by facsimile, without the principals present.  The Closing will occur simultaneously with the closing under the LGO Asset Purchase Agreement.  The actual date as of which the Closing occurs is referred to herein as the “Closing Date.”

4.2                               Proceedings at Closing.  All proceedings to be taken and any documents to be executed and delivered by any of the parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

4.3                               Deliveries by Sellers to Purchaser.  At the Closing, Sellers shall deliver to Purchaser the following, duly executed:

(a)                                 a Tennessee General Warranty deed executed by the applicable Seller with respect to each Purchased Owned Real Property in form and substance reasonably acceptable to Sellers and Purchaser, conveying good and marketable title to each such property subject only to the Permitted Encumbrances (the “Deeds”);

(b)                                 an Assignment and Assumption of the Purchased Leases executed by the applicable Seller of each Purchased Leased Real Property subject only to the Permitted Encumbrances, with consent of the appropriate third party, if required, substantially in the form attached hereto as Exhibit 4.3(b) (the “Assignment and Assumption of Purchased Leases”);

(c)                                  an Assignment and Assumption of the Tenant Leases, executed by the applicable Seller with consent of the appropriate third party, if required, substantially in the form attached hereto as Exhibit 4.3(c) (the “Assignment and Assumption of Tenant Leases”);

(d)                                 a Bill of Sale for the Tangible Personal Property, Fuel Equipment, and Books and Records executed by the applicable Seller substantially in the form attached hereto as Exhibit 4.3(d) (the “Bill of Sale”);

(e)                                  an Assignment of the trade names “Zoomerz,” “Zoomerz Freezie,” “The Original Energy Drink,” “PureJava,” and “Pure Java the Original Energy Drink” and all derivatives thereof, and any and all related trademarks and trade dress, substantially in the form attached hereto as Exhibit 4.3(e) (the “Assignment of Trade Names”);

(f)                                   an Assignment of the ROFR’s and Options, substantially in the form attached hereto as Exhibit 4.3(f) (the “Assignment of ROFR’s and Options”);

(g)                                  an Assignment of the Fund Proceeds, substantially in the form attached hereto as Exhibit 4.3(g) (the “Assignment of Fund Proceeds”);

(h)                                 a settlement statement executed by Sellers showing all components of the Total Consideration and itemizing the closing costs and pro rations contemplated by this Agreement (the “Settlement Statement”);

(i)                                     with respect to each of the Seller entities, a copy of a certificate of existence for each such Seller from the Tennessee Secretary of State dated as of a date reasonably close to the Closing Date;

(j)                                    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Seller entities who are legal entities certifying that (i) attached thereto are true and complete copies of the duly executed resolutions of each Seller (which will consist of an unanimous consent of all Directors and shareholders of Rogers Petroleum and an unanimous consent of all general partners of the Sellers who are limited partnerships) which authorize (a) the transactions contemplated by this Agreement, and (b) the execution by such Seller of this Agreement and the documents, instruments and agreements to be executed and delivered by such Seller pursuant to this Agreement, together with proof as to the authority of the person(s) executing and delivering this Agreement and such documents, instruments and agreements on such Seller’s behalf; and (ii) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(k)                                 executed FIRPTA certificates from each Seller;

(l)                                     an Affidavit of Sellers certifying that the representations and warranties of Sellers set forth in this Agreement are true and correct in all respects on the Closing Date;

(m)                             the Environmental Escrow Agreement (as set forth in Section 8.7(d) below);

(n)                                 the Non-Compete and Non-Solicitation Agreement (as set forth in Section 8.12 below);

(o)                                 the $100,000.00 or lesser required amount to fund the Sellers’ share of the premium for the PLL policy pursuant to Section 8.7;

(p)                                 the Subway Leases (as set forth in Section 9.1(e) below);

(q)                                 a freight hauling agreement between Rogers Petroleum and Purchaser in the form attached hereto as Exhibit 4.3(q) (the “Freight Hauling Agreement”);

(r)                                    a right of first offer on Rogers Petroleum’s wholesale business in the form attached hereto as Exhibit 4.3(r) (the “Wholesale ROFO Agreement”);

(s)                                   the Purchaser Non-Compete Agreement to be delivered pursuant to Section 8.13;

(t)                                    a Consent to Transfer Agreement regarding certain Exxon stations in the form attached hereto as Exhibit 4.3(t) (the “Exxon Station Consent”);

(u)                                 an Assignment and Assumption of the Mountain View Supply Agreement, executed by the applicable Seller with consent of the appropriate third party, if required, substantially in the form attached hereto as Exhibit 4.3(u) (the “Assignment and Assumption of Mountain View Supply Agreement”); and

(v)                                 such other documents and instruments as Purchaser may reasonably require.

4.4                               Deliveries by Purchaser to Sellers.  At the Closing, Purchaser shall deliver to Sellers the following, duly executed:

(a)                                 immediately available funds in the amount of the Total Consideration referred to in Section 2.1 hereof, less the LOI Payment pursuant to Section 2.5, and less the Deposit (which shall be paid Sellers pursuant to Section 2.2 hereof);

(b)                                 if delivered by Sellers to Purchaser pursuant to Section 4.3 above, the Assignment and Assumption of the Purchased Leases, the Assignment and Assumption

of Tenant Leases, the Assignment of Trade Names, the Assignment of ROFR’s and Options, Assignment of Fund Proceeds, the Environmental Escrow Agreement, the Non-Compete and Non-Solicitation Agreement, the Settlement Statement, the Subway Leases, the Freight Hauling Agreement, the Wholesale ROFO Agreement, the Exxon Station Consent, the Purchaser Non-Compete Agreement, the Assignment and Assumption of Mountain View Supply Agreement and any other Purchaser Documents;

(c)                                  with respect to Purchaser, if applicable, a copy of a certificate of existence for Purchaser from the applicable State Corporation Commission (or other applicable governmental entity) dated as of a date reasonably close to the Closing Date;

(d)                                 a TDEC Notification for Underground Storage Tanks listing Purchaser as the owner of the Fuel Equipment;

(e)                                  appropriate resolutions of each Purchaser authorizing the transactions contemplated by this Agreement;

(f)                                   an Affidavit of Purchaser certifying that the representations and warranties of Purchaser set forth in this Agreement are true and correct in all respects on the Closing Date;

(g)                                  a commitment from an insurer reasonably acceptable to Sellers for the PLL policy required under Section 8.7; and

(h)                                 such other documents and instruments as Sellers may reasonably require.

4.5                               Payment of Excise Taxes.  All Excise Taxes imposed on the transfer of the Assets, whether real property or personal property, shall be paid one-half by Sellers and one-half by Purchaser, and Purchaser and Sellers shall file such tax returns as each may be required to file in connection therewith according to applicable Law.  As used herein, the term “Excise Taxes” shall include Federal, state and local excise and sales and other documentary stamp, conveyance, transfer, recording, filing and other taxes, fees or charges imposed on the sale of the Assets and the recording of instruments of transfer but shall exclude income, franchise, or like taxes levied on or measured by the net income of a party and specifically excluding the Tennessee Excise Tax levied pursuant to T.C.A. Section 67-4-2001 et seq., which taxes shall be the obligation of the party receiving such income.

4.6                               Property Tax Adjustments.  As applicable, all city and county real and personal property taxes and other such charges (“Property Taxes”) constituting a lien or encumbrance on any of the Assets being transferred to Purchaser shall be adjusted on the basis of the fiscal year (regardless of the date of assessment) of the state, county, city or town in which any respective Assets are situated (the “Fiscal Year”).  Property Taxes that relate to the Fiscal Year in which the Closing occurs shall be prorated between the applicable Seller and Purchaser, with such Seller being responsible for the portion of such Fiscal Year before the Closing Date and Purchaser being responsible for the portion of such Fiscal Year on and after the Closing Date.  Property Taxes that relate to a Fiscal Year commencing after the Closing shall be the responsibility of the

Purchaser.  All installments of Property Taxes having a due date before the Closing Date shall be paid by the applicable Seller before the Closing Date and Purchaser shall pay all installments of Property Taxes having a due date on or after the Closing Date.  At the Closing, the net amount of all Property Tax adjustments computed according to this Section, based upon which party is responsible for such Property Taxes and which party is to pay such Property Taxes, shall be added to or deducted from the Total Consideration.  Purchaser shall hereby assume and shall following the Closing pay, discharge and satisfy all installments of Property Taxes due after the Closing.  If the amount of any Property Taxes is not fixed and determined as of the Closing, the foregoing Closing adjustment shall be based on the amount thereof as reasonably estimated at Closing.

4.7                               Rents, Prepaid Expenses and Security Deposits.  Rents, prepaid expenses, and similar items relating to the Assets and benefiting Purchaser shall be prorated between the parties as of the date of Closing. To the extent that any Purchased Lease or Tenant Lease requires payment of additional rent, percentage rental, real estate taxes, insurance and other lease charges, including any amounts calculated based on sales or gross or net income or cost of goods, the applicable Seller shall be responsible for the same to the extent the same accrue related to periods before and ending as of the Closing Date for the applicable Location, and Purchaser shall be responsible and agrees to pay the same for periods after the Closing Date.  All security deposits and other security held by the Seller in connection with the Tenant Leases, if any, shall be credited to Purchaser at Closing and Purchaser shall receive a credit against the Asset Purchase Price equal to the amount of such credits.  All security deposits held by the fee owners/landlords of the Purchased Leased Real Properties shall be assigned to Purchaser with the Purchased Leases and the amount of such security deposits shall be credited to the Seller at Closing.  All deposits made by Seller and held by any party granting any of the ROFR’s and Options shall be assigned to Purchaser with the ROFR’s and Options and the amount of such deposits shall be credited to the Seller at Closing.

4.8                               Intentionally omitted.

4.9                               Intentionally omitted.

V.                                    REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller covenants and represents to Purchaser, intending for Purchaser to rely thereon, that the following are true, correct and complete as of the date hereof, that the following shall be true, correct and complete as of Closing, and that the following representations and warranties shall survive Closing as set forth below:

5.1                               Organization and Good Standing. Sellers are individuals who are citizens and residents of Tennessee and entities which are duly organized and validly existing and in good standing under the Laws of the State of Tennessee and have the power and authority to enter into and perform their respective obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by one or more Sellers in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by one or more Sellers being hereinafter referred to, collectively, as the “Seller Documents”).

5.2                               Due Authorization; Enforceability; Absence of Conflicts.  The execution, delivery and performance by Sellers of this Agreement and by the applicable Seller of each Seller Document has been duly authorized and approved by all necessary action on the part of Sellers.  This Agreement has been, and the Seller Documents will be at or before the Closing, duly executed and delivered by Sellers and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Sellers, enforceable against Sellers according to their respective terms.  None of the execution and delivery by Sellers of this Agreement and the Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Sellers with any of the provisions hereof or thereof, will (i) conflict with, or result in the breach of, any provision of the organizational documents of Sellers, (ii) conflict with, violate, result in the breach or termination of, or constitute a default under, any mortgage, indenture, agreement, contract, commitment, lease, plan, license, or other instrument, document or understanding, oral or written, to which a Seller is a party or by which it or any of its properties or assets is bound or subject, or (iii) constitute a violation of any Law applicable to Sellers or any judgment, order, decree, or other judicial or governmental restriction to which a Seller or the Assets is subject.

5.3                               Consents, Waivers and Approvals.  Except as set forth on Schedule 5.3, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Sellers in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by Sellers with any of the provisions hereof or thereof.  Subject to Section 7.3 below, Sellers reasonably believe that all material consents and other authorizations of any kind whatsoever from any third parties which are or will be required to carry out the terms and conditions of this Agreement, have been, or will before Closing be, obtained by Sellers.

5.4                               Litigation.  There is no legal proceeding pending or, to the Knowledge of Sellers, threatened against any Sellers that (i) seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, the Seller Documents or any action taken or to be taken by any Seller in connection with the consummation of the transactions contemplated hereby or thereby; or (ii) seeks to modify the zoning classification of, or to condemn, or to purchase in lieu thereof, all or any part of any of the Real Properties; or (iii) seeks to reassess or impose any special assessments or penalties or interest with respect to any of the Real Properties; or (iii) could have a Material Adverse Effect on the Real Properties or any of the Assets or the transactions contemplated by this Agreement, except as set forth on Schedule 5.4.  There has not been any action asserted, or to the Knowledge of Sellers, threatened against a Seller relating to any Seller’s method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of a Seller.

5.5                               Title to Assets.  Sellers are the owner of the Assets and shall convey title to the Assets subject only to the Permitted Encumbrances.

5.6                               Brokerage Fees.  Except as set forth in Section 8.5 below, none of the Sellers is a party to any contract or undertaking to pay any broker’s, finder’s or financial advisor’s fee in connection with the origin, negotiation, execution or performance of this Agreement.

5.7                               FIRPTA Status.  None of the Sellers is a “foreign person” as defined in the Foreign Investment in Real Property Tax Act, 26 U.S.C. 1445(f)(3) (“FIRPTA”), and Sellers agrees to execute and deliver to Purchaser an affidavit to that effect, including each Seller’s federal tax identification number, at or before the Closing.

5.8                               Compliance With Laws; Permits.  Sellers hold all permits for the operation of the business at the Locations in the applicable Seller’s name.  Except as disclosed in Schedule 5.8, Sellers have not received official notice of any alleged violation of, nor citation for noncompliance with, any Law or permit (except for minor violations or events of noncompliance which have been cured or remedied) including, without limitation, all applicable Laws relating to employment, employee benefits or the sale of tobacco, and the Americans With Disabilities Act, relating to the business conducted at the Locations or the Assets and, to Sellers’ Knowledge, except as set forth on Schedule 5.8, each Seller is in material compliance with all applicable Laws and permits.  A list of all permit-related violations or citations (including beer permits) issued with respect to any Location in the last three (3) years or which are unresolved, regardless of when issued, is attached as Schedule 5.8.

5.9                               Financial Information.  Sellers have previously delivered to Purchaser the financial information described in Schedule 5.9 (the “Financial Information”).  The Financial Information (i) has been prepared in accordance with generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time (“GAAP”); and (ii) fairly presents, in all material respects, the financial position presented by such Financial Information for the time periods represented by such Financial Information.

(a)                                 From December 31, 2012 to the date of this Agreement, (i) the respective Seller’s operations at the Locations have been conducted in all material respects in the ordinary course; (ii) no employee of such Seller has been granted any general salary or benefits increase other than in the ordinary course of business; (iii) no Seller has acquired any business, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions relating to the Locations or Assets, or entered into any contract, letter of intent or similar arrangement with respect to the foregoing other than this Agreement; (iv) no Seller has sold, leased or otherwise disposed of any of its properties or assets that are material to any Seller’s operations at the Locations; and (v) there has been no material change by any Seller in accounting principles, practices or methods except as required by Law or GAAP.

(b)                                 To Sellers’ Knowledge, each Seller maintains internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of Financial Information in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the assets of such Seller in reasonable detail; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of such Seller are being made only in accordance with authorizations of management of such Seller; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of such Seller.

5.10                        Taxes.  Each Seller has timely filed or obtained unexpired extensions or has timely requested extensions to file all federal, state and local tax returns required to be filed by it (all of which are true and correct in all material respects) and has duly paid or made provision for the payment of all taxes (including any interest or penalties and amounts due state unemployment authorities) which are due and payable to the appropriate tax authorities except as set forth on Schedule 5.10.  Each Seller has withheld proper and accurate amounts from its employees’ compensation in full and complete compliance with all withholding and similar provisions of the Internal Revenue Code, as amended (the “Code”), and applicable state law including employee withholding and social security taxes, and any and all other applicable laws.  No deficiencies for any of such taxes have been asserted or, to each Seller’s Knowledge, threatened, and no audit on any such returns is currently under way or, to each Seller’s Knowledge, threatened except as set forth on Schedule 5.10. There are no outstanding agreements by any Seller for the extension of time for the assessment of any such taxes except as set forth on Schedule 5.10.  No Seller has taken and no Seller will take any action in respect of any federal, state or local taxes (including, without limitation, any withholdings required to be made in respect of employees) which may have an adverse impact upon any of the Assets as of or subsequent to Closing.  There are no tax liens on any of the Assets and, to the Knowledge of any Seller, no basis exists for the imposition of any such liens.  Each Seller has paid when due any other amounts due to any State agency, where the failure to pay may result in the State agency having a statutory lien or claim against any of the Assets or the Purchaser, and to the Knowledge of each Seller, no basis exists for the imposition of any such statutory lien or claim against any of the Assets or the Purchaser in connection with the transactions contemplated by this Agreement.

5.11                        Condemnations.  Except as set forth in Schedule 5.11, Sellers have not received any written notice of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any Locations, nor to Sellers’ Knowledge is there any pending condemnation, expropriation, eminent domain or other similar proceeding affecting all or any portion of any Location.

5.12                        Labor and Employment Matters.  Sellers shall deliver to Purchaser within seven (7) business days after the Effective Date, a list of all salaried and hourly employees and the current compensation of each employee of any of the Sellers involved in the operation of the Locations (the “Seller Employees”), excluding Donald C. Rogers, Penney P. Rogers, Christopher P. Liposky and Stephanie R. Liposky.

(a)                                 Except as set forth on Schedule 5.12(a), there are no agreements, arrangements, or understandings that would restrict a Seller’s ability to terminate the employment or any or all of the Seller Employees for any lawful reason or for no reason at all, without penalty or liability.  No Seller is a party to, and there does not otherwise exist, any union, collective bargaining or similar agreement with respect to employees of a Seller.  To the Knowledge of Sellers, there is no pending or threatened strike, work stoppage or work slowdown, relating to the Assets.

(b)                                 Except as set forth on Schedule 5.12(b), no Seller presently has, or has had within the last five (5) years, any pension, profit sharing, deferred compensation, or other employee pension or health or welfare benefit plan or arrangement in which Seller Employees participate or have participated.

(c)                                  To Sellers’ Knowledge, (i) each Seller is and has been in material compliance with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours; (ii) each Seller is not and has not been engaged in any unfair labor practices; and (iii) each Seller has complied with all material applicable requirements of the Immigration and Reform and Control Act of 1986.  There are no pending or, to the Knowledge of Sellers, threatened EEOC or DFEH claims, OSHA complaints, union grievances, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like filed by or relating to any Seller Employees.

5.13                        Bonds.  There are no surety or other bonds that a Seller maintains in connection with their operation of the business on the Locations and no surety or other bonds will be required of Purchaser at the Closing to conduct the business, except for utility bonds or cash deposits potentially required by utilities.

5.14                        Condition of Assets.  Subject to Sections 7.5 and 7.6, the Real Properties, the Tangible Personal Property and the Fuel Equipment are, to the applicable Seller’s Knowledge (i) in generally good material working order and condition, subject to ordinary wear and tear and ordinary maintenance issues, for their respective age, usage and classification as used by such Seller in the operation of the Locations; and (ii) materially in compliance with, and there are no outstanding notices of any uncorrected violations of, any and all applicable laws, ordinances, regulations, licenses, approvals or other permits required by any municipal, governmental or quasi-governmental entity having jurisdiction over the Real Properties, the Tangible Personal Property or the Fuel Equipment or the use thereof.

5.15                        Rights and Options.  Except as specifically set forth in this Agreement or on Schedule 5.15, there are no leases, licenses, options, rights-of-first-refusal or other agreements (whether oral or written) (i) granting any party the right to occupy, use, possess, lease or purchase any of the Assets or any portion thereof; (ii) requiring any payment or reimbursement by the owner of any of the Assets based upon the development of any such Asset or infrastructure related thereto; or (iii) pertaining to or obligating the owner of any of the Assets to construct infrastructure or otherwise pertaining to the development of any such Asset.

5.16                        Insolvency.  No Seller has (i) filed a voluntary petition in bankruptcy or any pleading seeking any reorganization, liquidation, dissolution or composition or other settlement with creditors under any law; (ii) admitted or failed to contest the material allegations of any such pleading filed against such Seller; (iii) been adjudicated a bankrupt or insolvent; (iv) been in receivership or dissolution; (v) made any assignment for the benefit of creditors; or (vi) admitted in writing its inability to pay its debts as they mature. Each Seller is current in its payments to any creditors of such Seller and is not delinquent in any material respect with respect to any such payments.

5.17                        Material Contracts.  Each Seller has provided Purchaser with, or will, as promptly as reasonably possible and no later than within ten (10) days after the Effective Date, provide Purchaser with, true, correct and complete copies of all material written contracts or agreements, and written summaries of all material and binding oral agreements, affecting or relating to each Seller’s operations at the Locations and/or the Assets including, but not limited to, all contracts or agreements (i) relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor who provides services for such Seller’s operations at the Locations, including, without limitation, any contracts or agreements involving severance payments; (ii) relating to the acquisition, transfer, use, development, sharing or license of any of the Assets, except in the ordinary course of business; (iii) imposing any material restriction on such Seller’s right or ability (A) to compete with any other person or entity with respect to the Locations and Assets, (B) with respect to the Location and Assets, to acquire any product or other asset or any services from any other person or entity, to sell any product or other asset to or perform services for any other person or entity, or to transact business or deal in any other manner with any other person or entity, or (C) to develop or distribute any of the Assets; (iv) creating or involving any agency relationship, distribution arrangement or franchise relationship relating to Locations; (v) creating or relating to any partnership or joint venture or any material sharing of revenues, profits, losses, costs or liabilities relating to the Locations; (vi) that commits to pricing and quantities for the sale of the Seller’s products or services at the Locations to customers for any period after the Closing; and (vii) that, if assumed by Purchaser, would obligate Purchaser to make payment for goods, services or otherwise for any period after the Closing (collectively, the “Material Contracts”).

5.18                        Correct and Completeness.  This Agreement, the Exhibits and Schedules attached hereto, the Material Contracts, the Financial Information and all other documents and information furnished and to be furnished to Purchaser by Sellers and Sellers’ representatives and agents are true, correct and complete in all material respects and do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, and to be made, not misleading.  Copies of all documents delivered or made available to Purchaser by a Seller, or to be delivered or made available to Purchaser by a Seller, constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.

5.19                        No Default.  Except as set forth on Schedule 5.19, none of the Sellers or, to Sellers’ Knowledge, any of the other parties to the Purchased Leases, Tenant Leases, or the Material Contracts, are in default under their respective obligations under such contracts, nor has any event occurred which with the giving of notice or passage of time would constitute such a default.

5.20                        Insurance.  The assets, properties and operations of each Seller at the Locations are and have been insured under various policies of property and casualty insurance, of which all such policies have been in effect since such Seller commenced operations or acquired the Assets, which includes any and all policies covering general liability, excess liability, product liability, workers’ compensation, auto liability, foreign liability, crime, property damage, directors and officers liability, fiduciary liability, employment practices liability, professional liability, errors and omissions liability, or environmental liability of such Seller or its employees, officers, directors, property, or business.  All such policies are in full force and effect in accordance with their terms and no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder.  Such policies are in amounts that are customary, adequate and suitable in relation to such Seller’s business, assets and liabilities and all premiums to date have been paid in full.  Each applicable Seller is a “named insured” or an “insured” under such insurance policies.  No Seller has been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past four years.

5.21                        Supplemental Notice by Sellers. Sellers shall promptly provide written notice to Purchaser of any circumstances or facts of which Sellers become aware that would render any of the representations and warranties contained in this Agreement to be incorrect or misleading in any material way.

5.22                        Sellers’ Officer’s Certificate.  Sellers shall deliver to Purchaser at Closing a duly executed officer’s certificate in form reasonably acceptable to Purchaser confirming that all of the foregoing representations and warranties of Sellers are true and correct as of the Closing.

5.23                        Duration of Sellers Warranties.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Sellers contained in this Agreement shall survive the Closing Date and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date, except with respect to the representations and warranties of Sellers contained in Section 5.10 hereof which shall survive until six (6) months after the expiration of the applicable statute of limitations (including any waivers or extensions thereof).

VI.                               REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

6.1                               Organization and Good Standing.  Purchaser is an individual or business entity; and, if a business entity, duly organized, validly existing, and in good standing under the Laws of its state of organization or incorporation and has the organizational power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms and conditions of this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by Purchaser being hereinafter referred to, collectively, as the “Purchaser Documents”) and to perform fully its obligations hereunder and thereunder.

6.2                               Due Authorization; Enforceability; Absence of Conflicts.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document has been duly authorized and approved by all necessary action on the part of Purchaser.  This Agreement has been, and the Purchaser Documents will be at or before the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Purchaser Documents when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser according to their respective terms.  None of the execution and delivery by Purchaser of this Agreement and the Purchaser Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof, will (i) conflict with, or result in the breach of, any provision of the organizational or governing documents of Purchaser, (ii) conflict with, violate, result in the breach or termination of, or constitute a default under, any agreement to which Purchaser is a party or by which it or any of its properties or assets is bound or subject, or (iii) constitute a violation of any Law applicable to Purchaser.

6.3                               Consents and Approvals.  Except as set forth on Schedule 6.3, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

6.4                               Litigation.  There is no legal proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, the Purchaser Documents or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby or thereby.

6.5                               Brokerage Fees.  Purchaser represents and warrants that it has not acted in a manner that could cause Sellers to incur liability to any person for brokerage commissions, finders fees or other remuneration in connection with the sale of the Assets or the transactions contemplated by this Agreement.

6.6                               Financial Capacity.  Purchaser has the net worth, financial standing, access to required liquidity and the necessary borrowing capacity to complete the transactions contemplated by this Agreement.

6.7                               Supplemental Notice to Sellers.  Purchaser shall promptly provide written notice to Sellers of any circumstances or facts of which Purchaser becomes aware that would render any of the representations and warranties contained in this Agreement to be incorrect or misleading in any material way.

6.8                               Purchaser’s Officer’s Certificate.  Purchaser shall deliver to Sellers at Closing a duly executed officer’s certificate in form reasonably acceptable to Sellers confirming that all of the foregoing representations and warranties of Purchaser are true and correct as of the Closing.

6.9                               Duration of Purchaser’s Warranties.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Purchaser contained in this Agreement shall survive the Closing Date and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date.

VII.                          DUE DILIGENCE, TITLE EXCEPTIONS, CONSENTS AND DISCLAIMER OF WARRANTIES

7.1                               Due Diligence.  Until the forty-fifth (45th) day following the Effective Date (the “Due Diligence Expiration Date”), Purchaser and Purchaser’s Representatives (as defined below) shall have the right, without interfering with Sellers’ operations, to conduct due diligence with respect to the Assets and to satisfy itself as to the feasibility and acceptability of the Assets and the Fee/Leased Locations for the Purchaser’s intended use as a retail convenience store and gas station operation and to enter onto each of the Fee/Leased Locations (at reasonable times agreed to by the parties) to inspect and reasonably test the Fee/leased Locations and the other Assets, including all buildings, improvements and equipment located thereon.  In addition, Sellers shall permit Purchaser and Purchaser’s Representatives reasonable access, upon twenty-four (24) hours advance notice, to each Seller’s premises, books, records, financial records and key personnel relative to the Seller’s Fee/leased Locations and the Assets and shall cause its key personnel to furnish Purchaser with such financial, operating and other information regarding the Seller’s subject business, the Assets, the Locations, contracts, liabilities, employees and properties as Purchaser may reasonably request.  Purchaser’s analysis, inspection and testing may include, but shall not be limited to: soil analysis and borings, utility location availability, perc testing, geological testing, financial analysis, analysis for SEC (as hereinafter defined) compliance and any and all other tests, studies or analysis, which Purchaser, in its sole discretion, deems appropriate, provided however, that borings shall only be performed by mutual agreement of the parties (collectively, the “Property and Business Studies and Analysis”), copies of which shall be promptly forwarded to Sellers.  The Property and Business Studies and Analysis may also include, at Purchaser’s discretion, Environmental Site Assessments (“ESA”) at the Fee/Leased Locations, provided the ESA conforms to Schedule 7.1 and applicable ASTM standards, does not damage or interfere with the operation of the Fee/Leased Locations and Purchaser provides Sellers with a copy of the ESA report promptly after the report is issued.  At all times, Purchaser and Purchaser’s Representatives shall be covered by adequate insurance and shall comply with all applicable safety and other legal requirements. In the event that the Purchaser determines that the results of any analysis, inspection or testing of the Assets or the Property and Business Studies and Analysis are unacceptable (the “Inspection Defects”), in Purchaser’s sole discretion, Purchaser shall give Sellers written notice thereof, and Purchaser may, by further written notice delivered to the Sellers prior to the expiration of the Due Diligence Expiration Date, either (i) terminate this Agreement as to the specific Asset that has the Inspection Defect that applicable Seller has not corrected within thirty (30) days after Purchaser’s written notice of the existence of the Inspection Defect (but in no event later than ten (10) days before the Closing Date), and in that event, the Asset Purchase Price will be reduced based upon the portion of the Asset Purchase Price allocated to such excluded Asset(s) under

Section 2.4 above (or if a portion of the Asset Purchase Price is not allocated to the specific excluded Asset(s) under Section 2.4 above, by such amount as Sellers and Purchaser shall mutually agree); or (ii) waive as a condition to Purchaser’s obligations hereunder such Inspection Defect.  For the purposes of this Section 7.1, Inspection Defects shall not consist of: (i) matters that would not (either individually or in the aggregate) have a Material Adverse Effect on the business and/or operations of any specific Location in the event Purchaser seeks to terminate this Agreement as to such Location (as opposed to a specific Asset other than such Location); or (ii) financial performance or results of operation at any Location that does not materially adversely vary from the Financial Information (as defined in Section 5.9 and set forth in Schedule 5.9) provided by Seller prior to the Effective Date, provided this exclusion shall not be applicable to the extent any such information provided prior to the Effective Date is materially incorrect or incomplete.

7.2                               Conditions to Performance of Due Diligence. Purchaser and its representatives, agents, employees, contractors, engineers, surveyors, appraisers, consultants and attorneys (collectively, “Purchaser’s Representatives”) shall perform Purchaser’s due diligence at Purchaser’s sole and exclusive risk, cost, and expense.  Purchaser’s Representatives shall be instructed to avoid conversations with any Seller’s employees, except to the extent Seller’s representative permits. Seller’s representative shall have the right to be present during such conversations.  Purchaser shall be responsible and obligated for the repair of any damage and any reasonably advisable restoration of the Assets caused or necessary as a result of Purchaser’s due diligence and Property and Business Studies and Analysis.  Such obligation shall survive the termination of this Agreement.  The Purchaser’s Representatives performing Purchaser’s due diligence and feasibility inspections, investigations, assessments, tests, and studies shall be properly licensed and qualified and shall have obtained all appropriate permits therefore.  Purchaser shall schedule all inspections, investigations, assessments, tests, and studies during normal business hours whenever feasible.  Sellers shall have the absolute right to have a representative of Sellers accompany Purchaser and Purchaser’s Representatives while they are at the Fee/Leased Locations.  Any entry by Purchaser or its Purchaser’s Representatives shall not unreasonably interfere with Sellers’ use of the Assets.  Until repair or restoration shall be complete, Purchaser shall take all steps necessary to ensure that any conditions at the Fee/leased Locations created by Purchaser’s inspections, investigations, assessments, tests, and studies shall not interfere with the normal operation of the Fee/leased Locations or create any unreasonably dangerous, unhealthy, unsightly, or noisy conditions at the Fee/leased Locations.  Purchaser shall protect, defend, indemnify, and hold Sellers harmless of, from, and against any and all losses, including, without limitation, mechanics’ liens, any reasonable attorneys’ fees, arising out of any entry by Purchaser or Purchaser’s Representatives on the Fee/Leased Locations.  The foregoing indemnity obligation shall survive the Closing or any termination of this Agreement.  If Purchaser’s due diligence reveals any condition at the Fee/leased Locations that in Purchaser’s judgment may require disclosure to any governmental agency or authority, Purchaser shall immediately notify Sellers thereof.  In such event, the applicable Sellers, and not Purchaser, Purchaser’s Representatives, or anyone acting on Purchaser’s behalf, shall make such legal determinations regarding disclosures as such Seller deems appropriate.

7.3                               Consents and Waivers.  Sellers shall use reasonably diligent efforts to obtain the consents, waivers or other instruments or documents, if any, necessary for the sale, lease, transfer or assignment of the Assets which are identified on the attached Schedule 5.3 (collectively, the “Consents, Waivers and Approvals”).  If Sellers are unable to obtain any such Consents, Waivers and Approvals, then Sellers shall so notify Purchaser in writing no later than ten (10) business days before Closing, and Purchaser, at its sole option, may elect to:  (i) delay Closing for thirty (30) days, or such further time as is reasonably necessary to permit Sellers to obtain such Consents, Waivers and Approvals, provided Sellers are diligently pursuing such Consents, Waivers and Approvals; or (ii) exclude any Asset with respect to which a Seller was unable to obtain applicable Consents, Waivers and Approvals from this Agreement by written notice to Sellers, and in that event, the Asset Purchase Price will be reduced based upon the portion of the Asset Purchase Price allocated to such excluded Asset(s) under Section 2.4 above (or if a portion of the Asset Purchase Price is not allocated to the specific excluded Asset(s) under Section 2.4 above, by such amount as Sellers and Purchaser shall mutually agree).  Purchaser agrees to cooperate with Sellers in connection with Sellers’ efforts to obtain the Consents, Waivers and Approvals, provided that such cooperation shall not be deemed to include any obligation upon Purchaser to pay any money or to agree to any “Material Adverse Change” (as hereinafter defined) to the applicable Asset.

7.4                               Confidential Information.  Purchaser acknowledges that it has received or will, in connection with its due diligence efforts, receive information about the Locations and the Assets (the “Confidential Information”).  The Purchaser agrees to continue to be bound by all agreements under which it received such Confidential Information, including that certain confidentiality agreement entered into before the date hereof between Purchaser and Matrix for the benefit of Sellers (the “Confidentiality Agreement”).

7.5                               Purchaser Acknowledgements.  Purchaser specifically acknowledges that, except for Sellers’ representations set forth in this Agreement, the Schedules attached hereto and the other Seller Documents, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from any Seller, Matrix, or any director, officer, partner, employee, representative, broker or other agents of either of them, as to any matters concerning the Locations, the Assets and/or the business conducted therewith, including: (a) the condition or safety of the Assets or Real Properties or any improvements thereon, including plumbing, sewer, heating and electrical systems, roofing, air conditioning, if any, foundations, soils and geology, lot size, or suitability of the Real Properties or its improvements for a particular purpose; (b) whether the appliances, if any, plumbing or utilities are in working order; (c) the habitability or suitability for occupancy of any structure and the quality of its construction; (d) the fitness or condition of any personal property; (e) whether the fixtures or improvements, including the Fuel Equipment, are structurally sound, in good condition, or in compliance with applicable Laws; (f) the profits or losses relating to operations at the Locations; (g) the legal or tax consequences of this Agreement or the transactions contemplated hereby; (h) the environmental condition of the Real Properties, including but not limited to the possible presence of petroleum products and/or hazardous substances in, under or near the Real Properties; and (i) the completeness or accuracy of any information provided to Purchaser by Sellers or their agents.  Purchaser understands the legal significance of the foregoing provisions and acknowledges that they are a material inducement to Sellers’ willingness to enter into this Agreement.

7.6                               Disclaimer of Other Representations and Warranties. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS BEEN GIVEN, OR WILL BE GIVEN, THE OPPORTUNITY TO EXAMINE ALL ASPECTS OF THE REAL PROPERTIES AND OTHER ASSETS AND TO REVIEW ALL FILES CONCERNING THE LOCATIONS MAINTAINED BY THE APPLICABLE SELLER AND ITS ENVIRONMENTAL CONSULTANTS AND ALL FEDERAL AND STATE AGENCIES HAVING JURISDICTION OVER THE LOCATIONS.  ACCORDINGLY, PURCHASER AGREES THAT THE ASSETS SHALL BE SOLD AND THAT PURCHASER SHALL ACCEPT POSSESSION OF THE ASSETS AT CLOSING STRICTLY ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS, WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE TOTAL CONSIDERATION EXCEPT FOR ADJUSTMENTS EXPRESSLY CONTEMPLATED BY THIS AGREEMENT AND THAT, EXCEPT FOR EACH SELLER’S REPRESENTATIONS SET FORTH IN THIS AGREEMENT, THE SCHEDULES ATTACHED HERETO AND THE SELLER DOCUMENTS, THE SALE OF ASSETS AND OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF PROFITABILITY, INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLERS DO HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY.

VIII.                     ADDITIONAL AGREEMENTS AND COVENANTS

8.1                               Landlord Estoppels.    Prior to Closing, Sellers shall exert their good faith efforts to obtain from the fee owner under each Purchased Leased Real Property an estoppel in the form attached as Exhibit 8.1.

8.2                               Announcements. Before Closing, neither Sellers nor Purchaser shall make any public announcements concerning the execution and delivery of this Agreement or the transactions contemplated hereby without first obtaining the prior written consent of the other, except as may be required by applicable Law or agreement with any securities exchange, and except that that Purchaser may disclose this Agreement to its lender or potential lender(s) and Sellers may disclose this Agreement to any lender holding a lien on any property subject to this Agreement and to any landlord or landlord lender in order to comply with Sellers’ obligations hereunder, and Sellers or Purchaser may disclose the identity of the other party and terms of this Agreement to its employees, vendors, outside counsel or other outside professionals on a need to know basis in connection with consummating this transaction.  Sellers may disclose the identity of Purchaser (without disclosing Purchase Price).  If a disclosure is required by a fuel supplier agreement or applicable Law or agreement with any securities exchange, the disclosing party shall make reasonable efforts to afford the other party an opportunity to review and comment on the proposed disclosure before the making of such disclosure.

8.3                               Insurance and Casualty.  Sellers covenant and agree to keep the Assets insured, at Sellers’ expense, in such amounts as presently insured through the Closing.  On any material damage to or destruction of any of the Real Properties or any portion thereof before Closing, the

Closing shall, at the applicable Seller’s sole discretion, nevertheless proceed; provided, however, that unless before Closing the same shall have been restored by such Seller or Seller’s landlord to its condition as of the date hereof, at the Closing, the Seller shall pay over or assign to Purchaser any insurance proceeds due Seller as a result of such damage or destruction (without recourse to Seller) and Purchaser shall assume responsibility for such repair and receive a credit against the Total Consideration for the respective property for any applicable policy deductible or uninsured damage up to a maximum credit equal to the difference between the amount of the Total Consideration for the respective property and the amount of the insurance proceeds payable to such Seller and assigned to Purchaser.

8.4                               Condemnation.  If before Closing, any part of the Real Properties is taken, or noticed for taking, by eminent domain, Sellers shall promptly give Purchaser written notice thereof and the Closing shall at the applicable Seller’s sole discretion nevertheless proceed; provided, however, such Seller shall, at the Closing, deliver to Purchaser the net proceeds of any award or other proceeds of such taking which may have been collected by the Seller before the Closing or, if the award or other proceeds have not been fully collected, deliver to Purchaser an assignment (without recourse to Seller) of Seller’s right to any such award or other proceeds which may be payable as a result of any such taking, and Purchaser shall pay the full Total Consideration without offset or reduction.

8.5                               Matrix; Payment of Brokers.  Purchaser acknowledges that Sellers have retained Matrix Capital Markets Group, Inc. (“Matrix”) to act as its financial advisor in connection with the sale of the Assets and the transactions contemplated by this Agreement.  Sellers shall be responsible for any fees due to Matrix.  Purchaser shall be responsible for any brokerage commission or other fees legally determined to be due to any broker or advisor claiming by, through or under Purchaser and, as between Sellers and Purchaser, shall also be responsible for any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by Sellers by reason of any claim to any broker’s, finder’s or other fee in connection with the transactions contemplated by this Agreement by any such broker or advisor, except to the extent that it is conclusively determined in a judicial proceeding that such fee is payable as a result of an express contract or undertaking by Sellers to pay the same.

8.6                               Mutual Cooperation.  From and after the date hereof and until the date of Closing:

(a)                                 Purchaser hereby covenants and agrees with Sellers that Purchaser shall use its reasonable efforts to cause the consummation of the transactions contemplated hereby according to the terms and conditions hereof, and Sellers hereby covenant and agree with Purchaser that Sellers shall use their reasonable efforts to cause the consummation of the transactions contemplated hereby according to the terms and conditions hereof.

(b)                                 Sellers shall use reasonable efforts to obtain the written consent to the transfer or assignment to Purchaser of any of the Assets, where the consent of any other party may be legally required for such assignment and transfer.  Purchaser agrees to cooperate fully with Sellers to secure such consents, including supplying information about Purchaser as may be requested by third parties, if applicable.

(c)                                  Sellers and Purchaser shall each prepare any and all documentation and supply any and all information required by any governmental authority or agency thereof to be filed by Purchaser or any Seller, as the case may be, before conveying the Assets as contemplated hereby, and shall timely make the necessary filings or applications relating thereto.  Purchaser and Sellers each agrees to cooperate with the other in the completion, execution and submission of any such filings or applications.

(d)                                 Intentionally omitted.

8.7                               Environmental Responsibilities.

(a)                                 To the best of Sellers’ knowledge, Sellers have provided or will provide to Purchaser within ten (10) business days after the Effective Date: (i) all material environmental compliance records for the Locations; (ii) a true and complete copy of each environmental report or environmental data compilation that refers or relates to any of the Locations (the “Environmental Reports”); and (iii) all copies of any material correspondence to or from Sellers and the TDEC, the Federal Environmental Protection Agency, any other local, state or federal environmental agency or any third party that refers or relates to the environmental condition of any of the Locations, to the extent such documents are in any Seller’s, or any Seller’s contractors’ or consultants’, possession or control. For compliance and other such records not in any Seller’s control, Sellers shall (i) use reasonable, good faith efforts to secure copies of any applicable records in the possession or control of contractors and consultants any Seller has used for such purposes within the past five (5) years; and (ii) cooperate with Purchaser and authorize the release of any applicable records in the possession or control of contractors and consultants any Seller has used for such purposes at any time prior to the past five (5) years. In addition, at Closing, Sellers shall deliver compliance records for the time period between the initial delivery addressed above and the Closing.  Collectively, all of the materials addressed in the Section 8.7(a) shall hereinafter be referred to as the “Environmental Disclosures.”

(b)                                 Sellers covenant and represent that except as detailed in the Environmental Disclosures and except as specified on Schedule 8.7(b), (i) to Sellers’ Knowledge, the Locations are not contaminated by Hazardous Substances (as hereinafter defined) and are in compliance with all Environmental Laws (as hereinafter defined); (ii) to Sellers’ Knowledge, all past and present activities conducted on the Locations have complied in all material respects with all Environmental Laws; (iii) Sellers have not used, handled, stored, generated, produced, manufactured, treated, released, disposed of or arranged for disposal of any Hazardous Substances in, at, under, on or in connection with the Locations in violation of Environmental Laws; (iv) Sellers have no Knowledge of any previous owner or tenant of the Locations using, handling, storing, generating, producing, manufacturing, treating, releasing, disposing of or arranging for the disposal of any Hazardous Substances in, at, under, on or in connection with the Locations in violation of Environmental Laws which has not been previously remediated; and (v) Sellers have taken all necessary steps and filed all necessary documents so that each Location qualifies for coverage under the Tennessee Petroleum Underground Storage Tank Fund

(“UST Fund”).  The term “Environmental Laws” means any federal, state or local statutes, regulations, laws or orders pertaining to environmental matters, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) and the Resource Conservation and Recovery Act (“RCRA”).  The term “Hazardous Substances” means polychlorinated biphenyls, asbestos, petroleum or petroleum by-products and any substances, materials, constituents, wastes, or other elements which are included under or regulated by any federal, state or local law, rule or regulation pertaining to environmental regulation, contamination, clean-up, or disclosure, including, without limitation, CERCLA and RCRA.  Except as specified on Schedule 8.7(b), Sellers have not received any material claims, complaints, notices, or requests for information with respect to any alleged violation of, or alleged liability under, any Environmental Laws, rules, regulations or orders with respect to any of the Locations or any real estate adjacent to any of the Locations.

(c)                                  To the extent the Environmental Disclosures, Schedule 8.7(b) or the ESA conducted by Purchaser identify any Hazardous Materials or violations of Environmental Laws that require Remedial Measures (as hereinafter defined), Purchaser, at the Closing, effective from and after the Closing, assumes and shall be responsible for the liability for such Hazardous Materials and violation of Environmental Laws and shall perform the Remedial Measures. The costs of any such Remedial Measures shall be paid from the Environmental Assets (as defined in Section 8.7(d) below).  “Remedial Measures” shall consist of those activities required by Environmental Laws and by the TDEC to investigate, assess and/or remediate such releases in order to comply with all applicable Law, Environmental Laws, and regulatory requirements.  “Remedial Measures” do not include activities that exceed what is required by Law, Environmental Law, the TDEC or other applicable governmental agencies for the existing use of the Locations.  Sellers and Purchaser shall cooperate with each other in Purchaser’s performance of the Remedial Measures, including execution of documents that may be necessary to obtain reimbursement from the Environmental Assets.  For the purposes of this Section 8.7, the Hazardous Materials and violation of Environmental Laws that are identified in the Environmental Disclosures, Schedule 8.7(b) or the ESA, which require Remedial Measures, shall be hereinafter referred to as “Known Pollution.”

(d)                                 “Environmental Assets” as used in this Section 8.7 shall consist of: (i) costs for Remedial Measures attributable to Known Pollution that are recoverable, using best efforts, from the UST Fund, and (ii) costs placed in the Environmental Escrow as defined below.  An environmental escrow in an amount agreed on by Purchaser and Sellers (the “Environmental Escrow”) pursuant to an environmental escrow agreement (the “Environmental Escrow Agreement”) shall be created at Closing from Sellers’ proceeds for Remedial Measures for Known Pollution that are not recoverable from the UST Fund, if any, including the applicable deductible under the UST Fund. Any funds not so used shall be refunded to Sellers.  The Environmental Escrow shall not include matters for which Sellers are providing indemnification under Section 8.7(g).

(e)                                  With respect to any Hazardous Materials in existence as of the Closing not identified as Known Pollution (hereinafter “Unknown Pollution”), Purchaser shall procure Pollution Legal Liability Insurance (the “PLL Policy”) with terms, limits and deductibles customary for this type of transaction.  Such PLL Policy, to the extent available in the marketplace, shall cover remediation costs and third-party liability for Unknown Pollution as well as third-party liability for Known Pollution and shall identify Sellers as an additional insured.  The PLL Policy may also include coverage for Hazardous Materials requiring Remedial Measures where such Hazardous Materials first occur after Closing (“New Pollution”).  Sellers shall pay one hundred thousand dollars ($100,000.00) towards the premium for the PLL Policy at Closing; provided however, that the amount of such payment shall be reduced by ten thousand dollars ($10,000.00) per each site Purchaser drills for an ESA prior to Closing that results in required remediation.  A binding commitment to issue the PLL Policy shall be obtained by Purchaser at least fifteen (15) days prior to the Closing, and a copy of such commitment shall promptly be provided to Sellers.  In the event such commitment contains a specific exclusion from coverage for a Location or a specific material Asset at a Location that would otherwise be of the type or kind of property or matter covered by a pollution legal liability insurance policy (an “Exclusion”), Sellers may at their option, elect in writing to either: (i) conduct a Phase II investigation regarding the Exclusion and perform any required remediation, at Sellers’ cost, with any and all responsibility or obligation of Sellers’ regarding the Exclusion terminating upon receipt of a no further action letter or notification from the TDEC or other appropriate governmental body; or (ii) enter into a separate environmental escrow agreement with Purchaser regarding the Exclusion containing reasonable terms and conditions and in a reasonable amount agreed upon by Sellers and Purchaser.  The Closing Date shall be extended for a reasonable time to allow Sellers and Purchaser, as applicable, to complete the action required as a result of Sellers’ election of alternative (i) or (ii).  In the event Sellers elect to pursue alternative (i), Sellers shall be entitled to the $10,000.00 reduction in their $100,000.00 payment towards the premium for the PLL Policy for each site Sellers have drilled.  In the event Sellers fail to elect between alternatives (i) and (ii) within thirty (30) days of being provided with notice of the Exclusion, the parties agree that the Exclusion shall be deemed an Inspection Defect under Section 7.1 of this Agreement and Purchasers shall have the options provided it thereunder.

(f)                                   In addition to the Purchaser’s assumption of the responsibility for Known Pollution at Closing under Section 8.7(c), Purchaser, at the Closing, effective after the Closing, assumes and shall be responsible for all liability for Hazardous Materials and compliance with Environmental Laws and Remedial Measures relating to the Locations or Assets, or both, arising or discovered from and after the Closing.  Purchaser hereby agrees to indemnify, defend and hold Sellers and their respective parent, affiliates, subsidiaries, lender(s), successors and assigns and each of their respective owners, members, shareholders, partners, directors, officers, managers, employees and agents harmless from and against any and all losses, actions, suits, claims, demands, judgments, liabilities, damages, penalties, costs (including without limitation court costs and costs of appeal) and expenses (including without limitation reasonable attorneys’ fees and costs and fees and costs of expert witnesses and consultants) incident to, resulting from, or in any way arising out of or in connection with (i) any costs associated with Remedial Measures required by Environmental Laws to address Known Pollution, Unknown

Pollution, and/or New Pollution; and/or (ii) any tort claim or other third-party claim for damages due and owing in connection with Known Pollution,  Unknown Pollution, and/or New Pollution, where such claim(s) is first asserted after Closing.  Such indemnification shall include reasonable costs incurred by Sellers for investigating, preparing or defending any litigation or proceeding, commenced or threatened, incident to the enforcement of the Purchaser’s indemnification obligations hereunder. This Section 8.7(f) shall survive Closing.

(g)                                  Seller Indemnification.  Each Seller hereby agrees to indemnify, defend and hold each Purchaser and its respective parent, affiliates, subsidiaries, lender(s), successors and assigns and each of their respective owners, members, shareholders, partners, directors, officers, managers, employees and agents harmless from and against any and all losses, actions, suits, claims, demands, judgments, liabilities, damages, penalties, costs (including without limitation court costs and costs of appeal) and expenses (including without limitation reasonable attorneys’ fees and costs and fees and costs of expert witnesses and consultants) incident to, resulting from, or in any way arising out of or in connection with (i) any misrepresentation under Sections 8.7(a) or 8.7(b) of this Agreement; and/or (ii) any tort claim or other third-party non-governmental claim for damages due and owing in connection with Known Pollution where such claim(s) was known by Seller and asserted prior to Closing; and/or (iii) any fines, penalties or other governmental assessments for any violation(s) of Environmental Laws and/or Laws pertaining to Hazardous Materials constituting Known Pollution, where such violation(s) occurred prior to Closing and are not recoverable from the UST Fund.  Such indemnification shall include reasonable costs incurred by Purchaser for investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to the enforcement of the Seller’s indemnification obligations hereunder.  Each Seller’s responsibility for providing indemnification to Purchaser pursuant to this Section 8.7(g) shall be limited to matters relating to or arising from the Locations or Assets it sold and transferred to Purchaser.  Rogers Petroleum shall be jointly and severally responsible with each of the respective Sellers for each respective Seller’s indemnification obligations to Purchaser pursuant to this Section 8.7(g).  This Section 8.7(g) shall survive Closing.

8.8                               Lease Assignment.  In the event that any Sellers are unable to assign any of the Purchased Leases for any reason, the applicable lease shall be removed from the Assets to be sold and the Asset Purchase Price shall be reduced by the amount allocated to such Purchased Leased Real Property as set forth on Schedule 2.4.

8.9                               Title and Survey Review.

(a)                                 Purchaser shall have obtained title insurance commitments for each of the Real Properties (individually a “Title Commitment” and together the “Title Commitments”) and copies of all exception documents referenced therein, naming Purchaser as the proposed insured for an owner’s title insurance policy in the amount of the Purchase Price allocated to each Real Property.  The cost of such Title Commitments and title insurance shall be paid by Purchaser.  The Title Commitments shall be issued by

Chicago Title Insurance Company or other insurer chosen by Purchaser (the “Title Company”).  Purchaser shall have reviewed and approved, in Purchaser’s sole discretion, all encumbrances, exceptions, requirements, terms, conditions and other matters contained in or disclosed by the Title Commitments and confirmed to its satisfaction that it can obtain any and all endorsements and modifications to the Title Commitments reasonably required by Purchaser in Purchaser’s sole discretion, and Purchaser shall obtain a closing “mark-up” of the Title Commitments creating a legally binding obligation to issue a policy of title insurance with Purchaser and, if requested by Purchaser, Purchaser’s lender(s) as the insured(s).  Purchaser may obtain, at Purchaser’s cost and expense, an ALTA survey of each of the Real Properties reasonably acceptable to Purchaser certified to such parties as Purchaser may require which shows and discloses no encroachments onto the Real Property shown on such Survey or over the boundaries of the Real Property, and no easements or other matters that would adversely affect Purchaser’s intended use of the Real Property.  Any exceptions added by the Title Company to any Title Commitment after its review of a Survey shall be deemed New Title Defects.  If, prior to the Closing Date, Purchaser discovers any condition of title not acceptable to Purchaser, in Purchaser’s sole discretion, (any such matter referred to hereinafter referred to as a “Title Defect”) including any raised by any updates to a Title Commitment which disclosed an exception or encumbrance not disclosed previously to Purchaser (any such matter referred to hereinafter referred to as a “New Title Defect”), Purchaser shall notify Sellers of same and the applicable Seller shall cure such Title Defect or New Title Defect.  If the Title Defect or New Title Defect cannot be corrected in a manner acceptable to Purchaser prior to Closing, in Purchaser’s reasonable discretion, prior to the date set for Closing, Purchaser may, at its option and as its sole remedy:  (i)  remove the Real Property with the uncured Title Defect from the Assets purchased and reduce the Total Consideration by the portion of the Total Consideration allocated to such Real Property on Schedule 2.4; or (ii) accept title to the affected Real Property subject to such Title Defect or New Title Defect and proceed to Closing with the right to deduct from the Total Consideration the portion allocated to such Real Property of any liens or encumbrances constituting the Title Defect or New Title Defect of a definite or ascertainable amount and such Title Defect or New Title Defect shall be a Permitted Encumbrance.

(b)                                 Store #68.  In addition to the provisions Section 8.9(a) above, in the event that the Title Defect that exists in connection with Store #68 arising from or in connection with the claim against the Town of Mosheim described in Schedule 5.4 has not been resolved to the reasonable satisfaction of Purchaser by Closing, at the request of Purchaser, (i)  Closing for Store #68 shall be deferred and the portion of the Total Consideration allocated to Store #68 on Schedule 2.4 shall be deducted from the Total Consideration due at Closing; (ii) Purchaser and the applicable Seller shall, at Closing, enter into a mutually acceptable lease for Store #68 until such time as the Title Defect arising from or in connection with the claim against the Town of Mosheim described in Schedule 5.4 is resolved to the reasonable satisfaction of Purchaser (not to exceed six months); and (iii) at the time the Title Defect arising from or in connection with the claim against the Town of Mosheim described in Schedule 5.4 is resolved to the reasonable satisfaction of Purchaser, the Purchaser and Sellers shall consummate the Closing for

Store #68 at which time the portion of the Total Consideration allocated to Store #68 on Schedule 2.4 shall be paid to Seller.  In the event that the Title Defect is not resolved within six months, the above-referenced lease shall continue on a month-to-month basis and either party may thereafter terminate such lease by providing the other party with thirty (30) days written notice.  The monthly rent for Store #68 in any such lease shall be as follows:

Month 1	$9,750
Month 2	$8,125
Month 3	$5,958
Month 4	$4,875
Month 5	$3,792
Month 6	$3,792

8.10                        [RESERVED]

8.11                        Additional Covenants of Sellers.

(a)                                 Except as expressly provided herein, between the Effective Date and the Closing Date, the Sellers shall:

(1)                                 maintain their respective corporate existence and operate in material compliance with all applicable laws and perform all of its obligations under agreements relating to or affecting the Locations or the Assets;

(2)                                 maintain their tangible properties, assets and facilities in good operating order and condition, reasonable wear and tear excepted, in accordance with past practices;

(3)                                 maintain their respective books and records in accordance with past practices, and use its best efforts to maintain in full force and effect all material licenses, permits, registrations and authorizations and all insurance policies and binders;

(4)                                 carry on its operations in substantially the same manner as presently conducted and use its best efforts to preserve intact its present business and business organization and to maintain its relations and goodwill with the payors, suppliers, employees and others having a business relationship with it; and

(5)                                 promptly advise Purchaser in writing of the commencement of, or the threat of, any material dispute, claim, action, suit, proceeding, arbitration or investigation by, against or affecting any Seller, the Assets or its operations, or any action taken or to be taken in connection with this Agreement or the ability of any Seller or Purchaser to consummate the transactions contemplated herein or therein.

(b)                                 Except as otherwise expressly provided herein, between the Effective Date and the Closing Date, without the prior written consent of Purchaser, Sellers shall not:

(1)                                 take any action or fail to take any action that would breach any of Sellers’ covenants contained herein or cause any of its representations or warranties to be untrue in any material respect if made immediately after such event or at Closing;

(2)                                 make any material change in personnel, operations, finance or accounting policies or sell, exchange or otherwise dispose of any material asset or enter into any material contract, commitment, agreement or transaction;

(3)                                 create, assume or permit to exist any new mortgage, pledge or other lien or encumbrance upon any of the Assets, whether now owned or hereafter acquired; or

(4)                                 reduce Inventory except in the ordinary course of business consistent with past practices.

8.12                        Non-Compete and Non-Solicitation Agreement.  As further consideration for the Asset Purchase Price and the covenants and agreements of Purchaser set forth in this Agreement and the documents provided for herein, at Closing, Sellers shall cause Sellers, Donald C. Rogers and Penney P. Rogers, as principals of the Sellers that are legal entities, and Christopher R. Liposky, a principal in Rogers Petroleum and a Seller, to enter into a Non-Compete and Non-Solicitation Agreement in the form attached hereto as Exhibit 8.12 (the “Non-Compete and Non-Solicitation Agreement”).

8.13                        Purchaser Non-Compete Agreement.  At Closing, the Purchaser will execute the Purchaser Non-Compete Agreement in the form attached hereto as Exhibit 8.13 (the “Purchaser Non-Compete Agreement”), protecting Rogers Petroleum’s current Exxon-Mobil branded accounts and prohibiting the solicitation of its employees (other than those working at the Locations and to be hired by Purchaser under Section 4.9).

IX.                               CONDITIONS PRECEDENT TO CLOSING.

9.1                               Sellers’ Conditions Precedent.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to each of the following conditions:

(a)                                 The representations and warranties made by Purchaser in this Agreement shall be true in all material respects when made and on and as of the Closing as though such representations and warranties were made on and as of Closing.  Sellers shall have received from Purchaser at Closing a satisfactory certificate to such effect signed by an authorized officer of Purchaser.

(b)                                 Purchaser shall have performed and complied in all material respects with all provisions of this Agreement required to be performed or complied with by Purchaser before or at Closing.  Sellers shall have received from Purchaser at the Closing a satisfactory certificate to such effect, signed by an authorized officer of Purchaser.

(c)                                  Purchaser shall have executed and delivered to Sellers at the Closing each of the Purchaser Documents and such additional documents as may be reasonably requested by Sellers in order to consummate the transactions contemplated by this Agreement.

(d)                                 Purchaser shall have paid or made provisions acceptable to Sellers for the payment of all fees, costs and expenses for obtaining all environmental due diligence, surveys, title examinations, inventory audits, and other inspections performed in connection with the transfer of the Assets pursuant to this Agreement.

(e)                                  Purchaser shall have executed a lease of or concession agreements regarding the Subways (2) locations the form of which is set out in Exhibit 9.1(e) (the “Subway Leases”), which shall grant the Purchaser the right to approve any subsequent sublease or assignment, which approval cannot be unreasonably withheld.

(f)                                   At Closing, the Real Properties transferred shall constitute at least thirteen (13) of the Purchased Owned Real Properties and Purchased Leased Real Properties in aggregate.

(g)                                  Sellers shall have received all consents required to consummate the transactions contemplated by this Agreement.  Purchaser shall reasonably cooperate with Sellers in obtaining such consents.

(h)                                 No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated in this Agreement.

(i)                                     Sellers’ obligations under this Agreement are conditioned and contingent upon the consummation of the LGO Asset Purchase Agreement simultaneously with or prior to Closing hereunder.

9.2                               Purchaser’s Conditions Precedent.  Notwithstanding anything in this Agreement to the contrary, the obligations of Purchaser to complete the Closing are subject to the satisfaction of the following additional conditions, or the written waiver of same by Purchaser, on or prior to Closing:

(a)                                 The representations and warranties made by Sellers in this Agreement shall be true in all material respects when made and on and as of the date of Closing as though such representations and warranties were made on and as of Closing.  Purchaser shall have received from Sellers at Closing satisfactory certificates to such effect signed by an authorized officer of each Seller.

(b)                                 Sellers shall have performed and complied in all material respects with all provisions of this Agreement required to be performed or complied with by Sellers before or at Closing.  Purchaser shall have received from Sellers at Closing satisfactory certificates to such effect signed by an authorized officer of each Seller.

(c)                                  Sellers shall have executed and delivered to Purchaser at the Closing each of the Seller Documents and such additional documents as may be reasonably requested by Purchaser in order to consummate the transactions contemplated by this Agreement.

(d)                                 The applicable Seller shall have executed a lease of the Subways (2) locations the form of which is set out in Exhibit 9.1(e).

(e)                                  Purchaser shall have received the Title Commitments and surveys required under Section 8.9.

(f)                                   At Closing, the Real Properties transferred shall constitute at least thirteen (13) of the Purchased Owned Real Properties and Purchased Leased Real Properties in aggregate.

(g)                                  There shall not have been after the Effective Date:  (i) any Material Adverse Change in any of the Seller’s operations at the Locations or any of the Assets; or (ii) any sale, assignment or transfer by any Seller of any of the Assets other than in the normal, regular and customary course of business.  For purposes of this Agreement, wherever it is used, “Material Adverse Change” or “Material Adverse Effect” shall mean any event, occurrence, development or state of circumstances or facts which individually or in the aggregate has had or is reasonably expected to result in or have a material adverse effect upon the financial condition, results of operation, business, properties, prospects, condition or operations of a material portion of the Assets or the respective Seller’s operations at the Locations; provided, however, that in determining whether there has been a material adverse change or effect, any adverse effect attributable to the following shall be disregarded:  (i) general economic business or financial market conditions, including, without limitation, conditions affecting generally the industries, businesses and customers served by the Locations; (ii) the announcement of this Agreement; (iii) the breach by Purchaser of this Agreement; or (iv) any change in legal requirements or generally accepted accounting principles or interpretations thereof that apply to the applicable Seller’s operation of the Locations.

(h)                                 No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated in this Agreement, and no governmental agency or body shall have taken any action or made any request of any party to this Agreement as a result of which Purchaser reasonably and in good faith determines that such action or request would be likely to prevent operation of the Locations substantially as presently conducted by the applicable Seller or which would be likely to Materially Adversely Effect the marketability or value of the Assets.

(i)                                     Purchaser shall have obtained (i) state and county UCC searches regarding Sellers and the Assets showing no liens, encumbrances, easements or restrictions against any of the Assets other than those which Sellers agree to remove on or before Closing; and (ii) judgment, bankruptcy and tax lien searches confirming that there are no judgments or tax liens against the Sellers and/or the Assets which shall not be removed at Closing and that no Seller has been declared bankrupt.

(j)                                    Due Diligence.  Purchaser shall have completed its due diligence hereunder and the results thereof are satisfactory to Purchaser according to the provisions under Section 7.1 above.

(k)                                 Purchaser’s obligations under this Agreement are conditioned and contingent upon the consummation of the LGO Asset Purchase Agreement simultaneously with or prior to Closing hereunder.

(l)                                     Purchaser’s obligations under this Agreement are conditioned and contingent upon LGO obtaining prior to Closing from each local authority responsible for granting licenses or permits necessary to sell beer, ale and other malt beverages having an alcohol content of five percent (5%) by volume (“Beer Licenses”) either (i) the necessary Beer License for each Location; or (ii) agreements from such local authorities allowing LGO to sell beer, ale and other malt beverages after Closing pursuant to the Assistance and Operation Agreement(s) attached to the LGO Asset Purchase Agreement.  If this condition is not satisfied by the Closing Date, Purchaser shall have the right to extend the Closing Date for up to forty-five (45) days by written notice to Seller no later than five (5) days before the Closing Date; provided that, notwithstanding Section 9.2(f) above, if LGO obtains Beer Licenses for a minimum of ten (10) Locations, it shall (assuming the other conditions of closing set forth in this Section 9.2 have been satisfied or waived by Purchaser) close on such Locations and Closing for the balance of the Locations shall be deferred until such time as LGO obtains Beer Licenses for such Locations and the portion of the Total Consideration allocated to the balance of the Locations on Schedule 2.4 shall be deducted from the Total Consideration due at Closing.

X.                                    DEFAULT; REMEDIES

10.1                        Sellers Inability to Convey.  Subject to Section 10.4 below, if any or all Sellers shall be unable to convey title to or otherwise perform its obligations under this Agreement as to any of the Locations or Assets as provided herein or otherwise satisfy the conditions to Purchaser’s obligation to consummate the transactions contemplated throughout this Agreement, Sellers shall have the right by notice to Purchaser to extend the date established herein for the Closing for a period not to exceed 30 days.  If at the end of such period, Sellers shall nonetheless be unable to convey such title to the Fee/Leased Locations or Assets or otherwise satisfy such conditions, Purchaser’s sole remedy shall be either (i) to accept such title as the applicable Seller is able to convey to that Fee/Leased Location or Asset (without any claim on its part for abatement or reduction of the Total Consideration), in which case such condition shall be a Permitted Encumbrance, or (ii) to terminate this Agreement but only as to the Fee/Leased Location or Asset  affected, whereupon the Asset Purchase Price shall be reduced by the amount allocated to the Fee/Leased Location or Asset under Section 2.4 (or if a portion of the Asset Purchase Price is not allocated to the specific Asset under Section 2.4 above, by such amount as Sellers and Purchaser shall mutually agree). All matters concerning Title Defects or New Title Defects shall be exclusively governed by Section 8.9

10.2                        Purchaser Default.  In recognition of the fact that damages for a breach by Purchaser under this Agreement and/or by LGO under the LGO Asset Purchase Agreement (each a “Purchaser Default”) may be difficult to determine, if a material Purchaser Default occurs prior to Closing, Sellers shall give Purchaser and LGO written notice of such Purchaser Default and if Purchaser (in the case of a Purchaser Default under this Agreement) or LGO (in the case of a Purchaser Default under the LGO Asset Purchase Agreement) does not cure such material default within twenty (20) days or such additional time as is reasonably required to cure such default through the use of Purchaser’s/LGO’s best efforts (such additional time not to exceed 45 days) after its receipt of such notice, Sellers, as their sole and exclusive remedy for any such Purchaser Default, shall have the right to terminate this Agreement and the LGO Asset Purchase Agreement and be paid the Deposit (the “Sellers Agreed Damages”) as liquidated damages and not as a penalty.  Sellers and Rogers Petroleum agree to accept payment of the Sellers Agreed Damages by Purchaser as their sole and exclusive remedy and in full settlement and discharge of all obligations of Purchaser under this Agreement and LGO under the LGO Asset Purchase Agreement, without further recourse in law or equity.  The Sellers and Rogers Petroleum (seller under the LGO Asset Purchase Agreement) shall agree among themselves as to the allocation of the Sellers Agreed Damages between them.  The provisions of this Section 10.2 shall survive the Closing or earlier termination of this Agreement.

10.3                        Waiver of Remedies.  Sellers and Purchaser specifically waive any and all right to specific performance of this Agreement or to maintain any cause of action for a default under Sections 10.2 or 10.4 other than (i) Purchaser’s and LGO’s right to terminate this Agreement and the LGO Asset Purchase Agreement and seek the return of the Deposit and payment of the Purchaser Agreed Damages according to Section 10.4 below, or (ii) Sellers’ and Rogers Petroleum’s right to terminate this Agreement and the LGO Asset Purchase Agreement and seek delivery of the Deposit as the Sellers Agreed Damages according to Section 10.2 above.

10.4                        Sellers Default.  In recognition of the fact that damages for a breach by Sellers under this Agreement and/or by Rogers Petroleum under the LGO Asset Purchase Agreement (each a “Seller Default”) may be difficult to determine, if a material Seller Default occurs prior to Closing, Purchaser shall give Sellers and Rogers Petroleum written notice of such Seller Default and if Sellers (in the case of a Seller Default under this Agreement) or Rogers Petroleum (in the case of a Seller Default under the LGO Asset Purchase Agreement) does not cure such material default within twenty (20) days or such additional time as is reasonably required to cure such default through the use of Sellers’/Rogers Petroleum’s best efforts (such additional time not to exceed 45 days) after its receipt of such notice, Purchaser and LGO, as their sole and exclusive remedy for any such Seller Default, shall have the right to terminate this Agreement and the LGO Asset Purchase Agreement, in which case the Deposit shall be returned to Purchaser and $950,000.00 (the “Purchaser Agreed Damages”) shall be paid by Sellers to Purchaser as liquidated damages and not as a penalty.  Purchaser and LGO agree to accept payment of the Purchaser Agreed Damages by Purchaser as their sole and exclusive remedy and in full settlement and discharge of all obligations of Sellers under this Agreement and Rogers Petroleum under the LGO Asset Purchase Agreement, without further recourse in law or equity.  The Purchaser and LGO (purchaser under the LGO Asset Purchase Agreement) shall agree among themselves as to the allocation of the Purchaser Agreed Damages between them.  The provisions of this Section 10.4 shall survive the Closing or earlier termination of this Agreement.

10.5                        Acknowledgement as to Liquidated Damages.

(a)                                 PURCHASER AND SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT, THE AMOUNT OF SELLERS’ DAMAGES IN THE EVENT OF A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT AN AMOUNT EQUAL TO THE SELLERS AGREED DAMAGES IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLERS WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE AS A RESULT OF THE BREACH OR DEFAULT BY PURCHASER AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLERS AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH.  PURCHASER AND SELLERS HEREBY ACKNOWLEDGE THAT PURSUANT TO THE ESCROW AGREEMENT, ON SUCH A BREACH BY PURCHASER, THE ESCROW AGENT SHALL DELIVER THE DEPOSIT TO SELLERS, WHO SHALL APPLY THE DEPOSIT AS THE SELLERS AGREED DAMAGES.

(b)                                 PURCHASER AND SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT, THE AMOUNT OF PURCHASER’S DAMAGES IN THE EVENT OF A BREACH OF THIS AGREEMENT BY SELLERS WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT AN AMOUNT EQUAL TO THE PURCHASER AGREED DAMAGES IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES PURCHASER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE AS A RESULT OF THE BREACH OR DEFAULT BY SELLERS AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT SELLERS AND PURCHASER REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH.  PURCHASER AND SELLERS HEREBY ACKNOWLEDGE THAT ON SUCH BREACH BY SELLERS, (i) PURSUANT TO THE ESCROW AGREEMENT, THE ESCROW AGENT SHALL DELIVER THE DEPOSIT TO PURCHASER, AND (ii) SELLERS SHALL IMMEDIATELY PAY TO PURCHASER AND THE PURCHASER AGREED DAMAGES.

XI.                               POST CLOSING AGREEMENTS.

11.1                        Performance by Sellers and Purchaser.  Except as set forth in this Agreement, the Schedules attached hereto or the other Seller Documents (i) the representations, warranties, covenants and agreements of Sellers shall merge in the performance of Sellers at the Closing, and the delivery by Seller of the Seller Documents contemplated by Section 4.3 hereof shall constitute full performance of all of Sellers’ obligations hereunder; and (ii) none of the representations, warranties, covenants and agreements of Sellers shall survive the Closing.  The obligations of Purchaser under this Agreement shall survive the Closing without limitation except as set forth in this Agreement, the Schedules attached hereto or the other Purchaser Documents.

11.2                        Registrations.  To the extent not completed as of Closing, Purchaser agrees to change all registration and licensing names in any way related to the Locations and/or operation of the business, including registration of the underground and aboveground fuel storage tanks, if any, at the Locations, with the appropriate federal, state and local agencies, promptly following the Closing but in all events within 30 days following the Closing Date.  Purchaser also agrees to obtain, in Purchaser’s own name or in the name of Purchaser’s designee, and at Purchaser’s sole expense, all operating permits and licenses necessary for Purchaser’s operations at the Locations following the Closing.

11.3                        Further Assurances; Cooperation.  From and after the Closing, the parties shall take such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.  On or after the Closing Date, the parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably requested by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement and to allow Purchaser to comply with any and all SEC rules and regulations related to the reporting of the transactions contemplated by this Agreement.  To assist in the preparation of SEC disclosures and other reporting related to the transactions contemplated by this Agreement, the Seller agrees that it shall cooperate with Purchaser and it representatives, and shall provide Purchaser and its representatives with copies of and/or access to any and all spreadsheets, work papers and other relevant documents and information, as well as any auditor consents (if any), related to the financials of the Sellers, as may be necessary or desirable for the preparation and filing of complete and accurate disclosures and other reports with the SEC.  Purchaser agrees to reimburse each Seller for its reasonable costs and expenses incurred by such Seller in connection with Purchaser’s preparation of SEC disclosures and other reporting related to the transactions contemplated by this Agreement.

11.4                        The provisions of this Article XI shall survive Closing.

XII.                          INDEMNIFICATION

12.1                        Sellers Indemnification.  In addition to Sellers’ indemnification obligations under Section 8.7(g) above, each Seller hereby agrees to indemnify, defend and hold Purchaser and its parent, affiliates, subsidiaries, lender(s), successors and assigns and each of their respective owners, members, shareholders, partners, directors, officers, managers, employees and agents

(collectively, the “Purchaser Indemnitees”) harmless from and against any and all losses, actions, suits, claims, demands, judgments, liabilities, damages, penalties, costs (including without limitation court costs and costs of appeal) and expenses (including without limitation reasonable attorneys’ fees and costs and fees and costs of expert witnesses and consultants) incident to, resulting from, or in any way arising out of or in connection with:

(a)                                 any tort claim or breach of contract claim or other claim for money due and owing in connection with the ownership or operation of any of the Assets and/or Locations prior to or as of Closing; and/or

(b)                                 any breach or default by any Seller of any representation, warranty, covenant or agreement of Sellers contained in this Agreement or in any other Seller Documents executed in connection herewith; and/or

(c)                                  each Seller’s ownership, possession, use or occupancy of any of the Assets prior to or as of Closing not included in the Assumed Liabilities; and/or

(d)                                 any liability of the Sellers not expressly assumed by Purchaser; and/or

(e)                                  investigating, preparing or defending any litigation or proceeding (commenced or threatened) incident to the enforcement of the Sellers’ indemnification obligations hereunder.

The obligations of Sellers under this Section 12.1 shall survive Closing for a period of eighteen (18) months, except with respect to obligations of Sellers under this Section 12.1 pertaining to the representations and warranties of Sellers contained in Section 5.10 hereof, which obligations shall survive until six (6) months after the expiration of the applicable statute of limitations (including any waivers or extensions thereof), provided that such obligation shall not terminate as to any indemnification obligation for which Purchaser has provided Sellers written notification prior to the end of the applicable survival period.

12.2                        Purchaser’s Indemnification.  In addition to Purchaser’s indemnification obligations under Section 8.7 above, Purchaser hereby agrees to indemnify, defend and hold Sellers and their respective parent, affiliates, subsidiaries, lender(s), successors and assigns and each of their respective owners, members, shareholders, partners, directors, officers, managers, employees and agents (collectively, the “Sellers Indemnitees”) harmless from and against any and all losses, actions, suits, claims, demands, judgments, liabilities, damages, penalties, costs (including without limitation court costs and costs of appeal) and expenses (including without limitation reasonable attorneys’ fees and costs and fees and costs of expert witnesses and consultants) incident to, resulting from, or in any way arising out of or in connection with:

(a)                                 any tort claim or breach of contract claim or other claim for money due and owing in connection with the Purchase’s ownership or operation of any of the Assets and/or Locations after the Closing; and/or

(b)                                 any breach or default by Purchaser of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or in any other documents executed in connection herewith; and/or

(c)                                  the Purchaser’s ownership, possession, use or occupancy of any of the Assets after Closing; and/or

(d)                                 investigating, preparing or defending any litigation or proceeding (commenced or threatened) incident to the enforcement of the Purchaser’s indemnification obligations hereunder.

The obligations of Purchaser under this Section 12.2 shall survive the Closing.

12.3                        Nature of Sellers’ Indemnification Obligations. Sellers’ indemnification obligations under Section 12.1 do not include, and expressly exclude, any liability or responsibility for breach or non-compliance with Environmental Laws or for Remedial Measures, which are assumed by Purchaser under Section 8.7 of this Agreement.  Each Seller’s responsibility for providing indemnification to Purchaser pursuant to Section 12.1 shall be limited to matters relating to or arising from the Locations or Assets it sold and transferred to Purchaser.  Rogers Petroleum shall be jointly and severally responsible with each of the respective Sellers for each respective Seller’s indemnification obligations to Purchaser. Sellers shall have no indemnification obligations with respect to any breach of any of the representations and warranties made by any Seller in this Agreement if Purchaser had knowledge of such breach prior to the Closing.

12.4                        Indemnification Procedures.  With respect to third-party claims and all other claims under this Article XII, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 12.4.  In the event that any written claim or demand for which either Purchaser or Sellers, as the case may be (an “Indemnifying Party”), would be liable to any indemnified party hereunder (“Indemnified Party”) is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the “Loss Notice”); provided, however, that the Indemnified Party’s failure to provide such notice within 30 days shall not preclude the Indemnified Party from being indemnified for such claim or demand, except to the extent that the failure to give timely notice results in the final forfeiture of substantive defenses by the Indemnifying Party.  Unless the matter relating to the Loss Notice requires sooner action, the Indemnifying Party shall have 30 days from the personal delivery or mailing of the Loss Notice (the “Notice Period”) to notify the Indemnified Party in writing (a) whether the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (b) whether it will defend the Indemnified Party against such claim or demand. All fees, costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such fees, costs and expenses that shall be a liability of the Indemnifying Party, when aggregated with all Indemnified Loss paid by the Indemnifying Party, shall not exceed the Cap.  Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it will defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, and with competent, experienced and qualified legal counsel approved by the Indemnified Party, which consent shall not be unreasonably withheld.  If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense.  The Indemnified Party shall not settle a claim or demand without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis that would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any affiliate thereof.  If (i) the Indemnifying Party elects to settle any claim or demand, (ii) the terms of such proposed settlement are accepted by all interested third parties, (iii) the proposed settlement would neither result in any liability to or obligation of the Indemnified Party, or risk thereof, nor the imposition of any consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any affiliate thereof and (iv) the Indemnified Party refuses to consent to such compromise or settlement, then the liability of the Indemnifying Party to the Indemnified Party for such matter shall be limited to the amount offered by the Indemnifying Party in compromise or settlement.  If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses including without limitation reasonable attorneys’ fees pertaining to such defense), shall be the liability of the Indemnifying Party hereunder; provided, however, that the amount of such costs and expenses, when aggregated with all Indemnified Loss paid by the Indemnifying Party, shall not exceed the Cap.  To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel, without charge, access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party.  The Indemnified Party shall use its commercially reasonable efforts to assist and cooperate in the defense of all such claims or demands.  Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense and solely to control its own defense of such asserted liability if in the reasonable written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party that would make such separate representation necessary under the applicable canons of ethics; provided, however, that the Indemnified Party shall not settle or compromise any claim or demand without the consent of the Indemnifying Party, such consent not to be unreasonably withheld.

12.5.                     Limitation of Liability.  Notwithstanding the foregoing, neither Sellers nor Purchaser, as applicable, shall have any liability for indemnification under Section 12.1 or Section 12.2 of this Agreement or Section 12.1 or Section 12.2 of the LGO Asset Purchase

Agreement, respectively and as applicable, unless and until the total aggregate of all amounts from or due such party (including the Sellers and Rogers Petroleum as a whole and Purchaser and LGO as a whole) before fees, expenses and costs of collection for any and all indemnification for any matter or matters under this Agreement and the LGO Asset Purchase Agreement equals or exceeds, in the aggregate, One Hundred Thousand Dollars ($100,000.00) (the “Basket”).  The maximum total aggregate liability of Sellers for indemnification under Section 12.1 of this Agreement and Rogers Petroleum under Section 12.1 of the LGO Asset Purchase Agreement shall be One Million Dollars ($1,000,000.00) and the maximum aggregate liability of Purchaser for indemnification under Section 12.2 of this Agreement and LGO under Section 12.2 of the LGO Asset Purchase Agreement, shall be One Million Dollars ($1,000,000.00) (each, the “Cap”).  Notwithstanding the foregoing, the following shall not in any way be subject to either the Cap or the Basket set forth in this Section 12.5:

(i)                                     any breach by Purchaser of the its obligations under Section 8.7;

(ii)                                  any breach by Sellers of their obligations under Section 8.7;

(iii)                               any breach by Sellers of the representations and warranties set forth in Section 5.10; and

(iv)                              any indemnification resulting from fraud.

12.6                        Exclusive Remedy.  After the Closing, the parties’ sole and exclusive recourse against each other for any indemnification or recourse arising out of or relating to this Agreement, other than for fraud, shall be expressly limited to the provisions of Section 8.7 and this Article XII.

12.7.                     Payment of Indemnified Loss.  Upon final determination of the amount of an amount due to be paid under this Article XII for indemnification, the Indemnifying Party shall pay the amount of any such losses within ten (10) days of the date of such final determination.  If such payment is not made when due, the Indemnifying Party shall also be entitled to recover interest on such amount at the rate of four percent (4.00%) per annum from the date due.  A final determination of a claim shall be (i) a judgment or ruling of any judicial or administrative body determining the validity of a disputed claim or loss subject to indemnification, if no appeal is pending from such judgment or ruling and if the time to appeal therefrom has elapsed (it being understood that the Indemnified Party may, but shall have no obligation to appeal); or (ii) an award of any arbitrator or arbitration panel determining the validity of such disputed claim or loss subject to indemnification, if there is not pending any motion to set aside such award and if the time within which to move to set such award aside has elapsed; or (iii) a written termination of the dispute with respect to such claim or loss subject to indemnification signed by all of the parties thereto; or (iv) a written acknowledgment of the Indemnifying Party that it no longer disputes the validity of such claim or loss subject to indemnification and will pay it.

12.8.                     Indemnification Payments.  All indemnification payments under this Article XII shall be deemed adjustments to the Asset Purchase Price.

12.9.                     The provisions of this Article XII shall survive Closing.

XIII.                     MISCELLANEOUS

13.1                        Payment of Expenses and Fees.  Except as otherwise provided in this Agreement, Purchaser and Sellers shall each bear their own costs and expenses, including attorneys’ fees, incurred in connection with the transactions contemplated by this Agreement.

13.2                        Entire Agreement.  This Agreement, including the Exhibits, Schedules and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between Sellers and Purchaser with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto, except the Confidentiality Agreement.  No amendment hereof shall be binding on the parties unless in writing and signed by authorized representatives of all parties hereto.

13.3                        No Third Party Beneficiaries.  This Agreement is not intended to and does not confer any rights or obligations on any party that is not a signatory to this Agreement.

13.4                        Business Days.  If the day for performance of any action described in this Agreement shall fall on a Saturday, Sunday or a day on which the banks are closed in the State of Tennessee the time for such action shall be extended to the next business day after such Saturday, Sunday or day on which the banks are closed.

13.5                        Governing Law.  This Agreement shall be deemed to be a contract entered into in the State of Tennessee and it and all matters arising out of the transactions contemplated hereby or related thereto shall be governed, construed and interpreted in all respects according to the Laws of the State of Tennessee.

13.6                        Obligations of Parties; Successors and Assigns.

(a)                                 Subject to following provisions, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.  If more than one person or entity is named as Purchaser, the term “Purchaser” shall refer to each person or entity so named and any one or more of them in any combination, and the representations, warranties, covenants, obligations and liabilities of Purchaser herein shall constitute their joint and several representations, warranties, covenants, obligations and liabilities.  If more than one person or entity is named as Sellers, the term “Sellers” shall refer to each person or entity so named and any one or more of them in any combination, and the representations, warranties, covenants, obligations and liabilities of Sellers herein shall, except as set forth in Section 8.7(g) and Article XII above, constitute their joint and several representations, warranties, covenants, obligations and liabilities.

(b)                                 Without the prior written consent of Sellers and in Sellers’ sole discretion, Purchaser shall not, directly or indirectly, assign this Agreement or any of its rights hereunder.  Any attempted assignment in violation hereof shall, at the election of Sellers, be of no force or effect and shall constitute a default by Purchaser.  Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement (in whole or in part) without the prior written consent of Sellers subject to the following conditions:  (i) such assignee must assume all of Purchaser’s obligations so assigned in a manner reasonably acceptable to Sellers and become jointly and severally liable with Purchaser for all such obligations; and (ii) at least five days before the proposed assignment, Purchaser shall provide Sellers with notice thereof and evidence that the foregoing conditions are satisfied.

(c)                                  A Seller may assign this Agreement or any of its rights hereunder where such assignment is required, necessary or beneficial to facilitate a charitable contribution in which such Seller, or any one of them, is the donor.

13.7                        Waiver.  The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving.  No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Sellers or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

13.8                        Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or attachment of a PDF file to e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or attachment of a PDF file to e-mail shall be deemed to be their original signatures for all purposes.

13.9                        Attorneys’ Fees.  In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation of, enforcement of, or any action under this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level.  The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or positions prevailed.

13.10                 Descriptive Headings; Word Meaning.  The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.  The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.  The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”  Each Exhibit and Schedule referenced herein shall be deemed part of this Agreement and incorporated herein wherever any reference is made thereto.  Unless otherwise defined therein, capitalized terms used in the Exhibits and Schedules to this Agreement shall have the meanings given to such terms respectively in the body of this Agreement.

13.11                 Time of the Essence.  TIME IS OF THE ESSENCE WITH RESPECT TO EACH PROVISION OF THIS AGREEMENT.  Without limiting the foregoing, Purchaser and Sellers hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement.  The agreement of Purchaser and Sellers that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Purchaser and Sellers that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Purchaser and Sellers that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, which is provided under this Agreement.

13.12                 Construction of Contract.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Sellers have contributed substantially and materially to the preparation of this Agreement.

13.13                 Severability.  The parties hereto intend and believe that each provision in this Agreement comports with all applicable Laws.  If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable Law or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

13.14                 No Implied Contract.  Neither Sellers nor Purchaser shall have any obligations in connection with the transaction contemplated by this Agreement unless both Sellers and Purchaser, each acting in their sole discretion, elects to execute and deliver this Agreement to the other party.  No correspondence, course of dealing, or submission of drafts or final versions of this Agreement between Sellers and Purchaser shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Sellers or Purchaser shall arise unless and until a counterpart of this Agreement is fully executed by both Sellers and Purchaser. Once so executed and delivered by Sellers and Purchaser, this Agreement shall be binding upon them.

13.15                 Notices.  All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by facsimile machine to the number of the of the party entitled thereto set forth in this Agreement, with transmission evidenced by a printed confirmation from the sending machine, (c) mailed (postage prepaid) by certified mail (in this case, notice to be deemed given three days after mailing), or (d) delivered by a recognized commercial courier to the party entitled thereto at the address set forth below or such other address as such party shall have designated by five days’ notice to the other:

If to Sellers, to:	Rogers Petroleum Inc.
Attn: Christopher P. Liposky
P.O. Box 1714
Office:	Morristown, TN 37816-1714
Or via email at:
cliposky@rogerspetro.com

With a copy to:	Ronald L. Perkins
Bacon, Jessee and Perkins Attorneys
1135 West Third North Street
Morristown, Tennessee 37814
Or via email at:
perkins@bjplaw.org

- and -

W. Challen Walling
Penn Stuart
804 Anderson Street
Bristol, Tennessee 37620
Or via email at:
cwalling@pennstuart.com

If to Purchaser, to:	Frank Macerato, General Counsel
Lehigh Gas Partners LP
702 Hamilton Street, Suite 203
Allentown, PA 18101
Or via email at:
fmacerato@lehighgas.com

With a copy to:	Dennis M. McCarthy, Esq.
Davison & McCarthy, P.C.
1146 S. Cedar Crest Blvd., Suite 200
Allentown, PA 18103
Or via email at:
dmccarthy@davisonmccarthy.com

13.16      Recording.  Sellers and Purchaser agree that neither party shall have the right to record this Agreement in any public office.  In the event this Agreement is so recorded, Sellers may, at their sole option, record a notice terminating Sellers’ obligations under this Agreement, without prejudice to the rights Sellers may have against Purchaser under this Agreement or at law or in equity, including the right to retain the Deposit as liquidated damages for such recording.

13.17      Tax Deferred Exchange.  In the event Sellers or Purchaser desires to effect a tax-deferred exchange in connection with the conveyance of the Property, Sellers and Purchaser agree to cooperate and effect such exchange; provided, however, that the exchanging party shall be responsible for all additional costs associated with such exchange, and provided further, that the non-exchanging party shall not assume any additional liability with respect to such tax-deferred exchange and shall not be required to take or hold title to any property other than the Property described in this Agreement.  Sellers and Purchaser shall execute such additional documents, at no cost to the non-exchanging party, as shall be required to give effect to this provision.

13.18      Binding Effect.   This Agreement shall be binding upon and inure to the benefit of Sellers and Purchaser, their respective heirs, personal representatives, successors and assigns.

[Signatures appear on the next succeeding page.]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

SELLERS:

CHRISTOPHER P. LIPOSKY

STEPHANIE R. LIPOSKY

ROGERS PETROLEUM, INC.

By:
	Its:	Chief Executive Officer

D.C. ROGERS FAMILY LIMITED PARTNERSHIP, a Tennessee limited partnership

By:
	Its:	General Partner

By:
	Its:	General Partner

KEYMAN LIMITED PARTNERSHIP #1,
a Tennessee limited partnership

By:
	Its:	General Partner

By:
	Its:	General Partner

KEYMAN LIMITED PARTNERSHIP #2,
a Tennessee limited partnership

By:
	Its:	General Partner

By:
	Its:	General Partner

KEYMAN LIMITED PARTNERSHIP #3,
a Tennessee Limited Partnership

By:
	Its:	General Partner

By:
	Its:	General Partner

KEYMAN LIMITED PARTNERSHIP #6,
a Tennessee limited partnership

By:
	Its:	General Partner

By:
	Its:	General Partner

PURCHASER:

Lehigh Gas Partners LP, a Delaware limited partnership

		By:	Lehigh Gas GP LLC, a Delaware limited
liability company, its General Partner

By:
Name:
Title:

LGP Realty Holdings LP, a Delaware limited partnership

		By:	LGP Realty Holdings GP LLC, a Delaware
limited liability company, its General Partner

By:
Name:
Title:

Lehigh Gas Wholesale LLC, a Delaware limited liability company

By:
Name:
Title:

Lehigh Gas Wholesale Services, Inc. a Delaware corporation

By:
Name:
Title:

Schedules and Exhibits

Schedule A	The Fee/Leased Locations and Managed Location

Schedule 1.1(a)(i)	Purchased Owned Real Properties

Schedule 1.1(a)(ii)	Purchased Leases and Purchased Leased Real Properties

Schedule 1.1(c)	Tenant Leases

Schedule 1.1(d)	Fuel Equipment

Schedule 1.1(h)	ROFR’s and Options

Schedule 1.2(i)	Excluded Personal Property

Schedule 1.3	Assumed Liabilities

Schedule 2.4	Allocation

Schedule 5.3	Sellers’ Consents, Waivers and Approvals

Schedule 5.4	Litigation

Schedule 5.8	Violations of Laws or Permits

Schedule 5.9	Financial Information

Schedule 5.10	Taxes

Schedule 5.11	Condemnations

Schedule 5.12(a)	Employment Agreements

Schedule 5.12(b)	Benefit Plans

Schedule 5.15	Rights and Options

Schedule 5.19	Default

Schedule 6.3	Purchaser’s Consents and Approvals

Schedule 7.1	ASTM Standards

Schedule 8.7(b)	Environmental Claims

Exhibit 2.2	Escrow Agreement

Exhibit 4.3(b)	Form Assignment and Assumption of Purchased Leases

Exhibit 4.3(c)	Form Assignment and Assumption of Tenant Leases

Exhibit 4.3(d)	Form Bill of Sale

Exhibit 4.3(e)	Form Assignment of Trade Name

Exhibit 4.3(f)	Form Assignment of ROFR’s and Options

Exhibit 4.3(g)	Form Assignment of Fund Proceeds

Exhibit 4.3(q)	Form Freight Hauling Agreement

Exhibit 4.3(r)	Form Wholesale ROFO Agreement

Exhibit 4.3(t)	Form Consent to Transfer Agreement

Exhibit 4.3(u)	Form Assignment and Assumption of Mountain View Supply Agreement

Exhibit 8.1	Form Landlord Estoppel

Exhibit 8.12	Form Non-Compete and Non-Solicitation Agreement

Exhibit 8.13	Form Purchaser Non-Compete Agreement

Exhibit 9.1(e)	Form Subway Leases